UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Constellation Energy Group, Inc.

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MAYO A. SHATTUCK III	Constellation Energy Group, Inc.
Chairman of the Board	100 Constellation Way
Baltimore, Maryland 21202

April 29, 2009

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Friday, May 29, 2009 at 9:00 a.m. in the Sky Lobby Conference Room, 750 East Pratt Street, in downtown Baltimore. Enclosed is our 2008 Annual Report for your review.

At the meeting, shareholders will be voting on the following business matters: the election of directors and the ratification of our independent registered public accounting firm for 2009. Please consider the issues presented and vote your shares as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your continued support of Constellation Energy.

Sincerely,

Mayo A. Shattuck III

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, MD 21202

Notice of Annual Meeting of Shareholders

To the Owners of Common Stock of

Constellation Energy Group, Inc.:

Our annual meeting of shareholders will be held on Friday, May 29, 2009 at 9:00 a.m., in the Sky Lobby Conference Room, 750 East Pratt Street, Baltimore, Maryland to:

1.	elect directors,

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009, and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The Board of Directors recommends a vote “FOR” each of the director nominees and ratification of the independent registered public accounting firm.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common stock at the close of business on March 27, 2009 will be entitled to vote. If you plan to attend the annual meeting, please note the admission procedures set forth in the attached Proxy Statement.

Charles A. Berardesco

Senior Vice President, General Counsel and Corporate Secretary

April 29, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 29, 2009:

The Proxy Statement and 2008 Annual Report are available at

www.constellation.com/proxymaterials

Constellation Energy Group, Inc.

Proxy Statement

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common stock who owned shares as of the close of business on March 27, 2009 may vote at the meeting. Each share has one vote. There were 200,279,777 shares of common stock outstanding on that date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, was first sent, or given, to shareholders on or about April 29, 2009.

Who can attend the annual meeting?

All shareholders as of March 27, 2009 may attend the annual meeting. Please check the box on your proxy card if you plan to attend the annual meeting.

You will need an admission ticket or proof of ownership of Constellation Energy common stock to enter the annual meeting. An admission ticket is attached to your proxy/voting instructions card if you hold shares directly in your name as a shareholder of record or if you are a participant in any of our employee savings plans. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting. Please note that you also will be asked to present valid picture identification, such as a driver’s license or passport.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of Constellation Energy common stock as of March 27, 2009, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Since seating is limited, admission to the meeting will be on a first-come, first-served basis. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 200,279,777 shares of common stock outstanding on March 27, 2009, the presence of holders of 100,139,889 shares is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, we need the affirmative vote of:

•	a majority of all the votes cast to elect each director nominee (the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” a director nominee), and

•	a majority of all the votes cast to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the results of the votes.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders. If you plan on attending the annual meeting in person and need directions to the meeting site, please contact Investor Relations at (410) 470-6440 or investorrelations@constellation.com.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your shares. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters. The matters covered by Proposal Nos. 1 and 2 are considered routine matters under the rules of the New York Stock Exchange. Therefore, if you do not vote on one or more of these proposals, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm so that your vote will be cast.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common shares may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my shares?

If you properly sign and return your proxy card or voting instructions form, your shares will be voted as you direct. If you sign and return your proxy card or voting instructions form but do not specify how you want your shares voted, they will be voted “FOR” the election of each director nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Item 1. The names of the director nominees are listed on your proxy card. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote) for each nominee.

•	Item 2. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or through our employee savings plans. Your broker or the plan trustee will send you a proxy card or voting instructions form for these shares. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the proxy card or form. If employee savings plan participants do not vote their shares, the plan trustee will vote the shares in the same proportion as the trustee was instructed to vote shares for which it received voting instructions forms.

How can I get only one copy of the Annual Report sent to my home if I currently receive multiple copies?

You may be receiving multiple copies of the Annual Report because you have more than one account, each registered differently with the same mailing address. To receive only one Annual Report you may:

write to:	-or-	call:
American Stock Transfer & Trust Company		1-800-258-0499
Attn: Shareholder Services
59 Maiden Lane
New York, NY 10038

How do I change previous instructions to send only one Annual Report to my home?

Simply call the number noted above or notify our transfer agent at the address indicated in the previous question that you want to receive an Annual Report for each of your accounts (your stock account numbers must be included in the notification).

Can I receive future proxy materials electronically?

Yes, to receive future proxy materials via the Internet please visit www.amstock.com, click on “Shareholder Account Access” and follow the instructions to consent to the electronic delivery of materials. Instead of receiving paper copies of future proxy materials by mail, you will receive an e-mail message that will provide a link to those documents on the Internet. If you are a “street name” shareholder, please check the information provided by your bank, broker or other nominee concerning the availability of this service.

How do I change my vote?

You may change your vote at any time before the annual meeting by:

•	notifying Charles A. Berardesco, Corporate Secretary, in writing at 100 Constellation Way, Suite 1800P, Baltimore, MD 21202, that you are changing your vote; or

•	completing and sending in another proxy card or voting instructions form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Innisfree M&A Incorporated, a proxy solicitation firm, will be assisting us for a fee of approximately $20,000, plus out-of-pocket expenses. Constellation Energy pays the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1:    Election of Directors

Eleven current members of the Board of Directors have been nominated by the Board of Directors for election as a director at the 2009 annual meeting to serve until the 2010 annual meeting of shareholders and until his or her successor is elected and qualifies. Douglas L. Becker, a current director, has informed the Board of Directors that he will not stand for re-election. Each of the nominated directors has agreed to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board of Directors reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 6. The Board of Directors recommends a vote “FOR” each director nominee.

Proposal No. 2:    Ratification of PricewaterhouseCoopers LLP as Independent Registered Public   Accounting Firm for 2009

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. See Proposal No. 2 on page 61. The Board of Directors recommends a vote “FOR” this proposal.

Other Business Matters

The Board of Directors is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as a director is unable to serve or for good cause will not serve and the Board of Directors designates a substitute nominee,

•

if any shareholder proposal, which is not in this Proxy Statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your shares using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Since there are no nominees other than the Board of Directors’ nominees, directors will be elected by a majority of the votes cast (number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee), assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

If any current director nominee is not elected at the annual meeting by a majority of the votes cast, under Maryland law the director would continue to serve on the Board of Directors as a “holdover director” until the director’s successor is elected and qualifies. However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the offer of resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. A director who offers to resign will not participate in the decision of the Board of Directors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

DIRECTOR NOMINEES

Yves C. de Balmann, age 62, a director since July 2003, has been Co-Chairman of Bregal Investments LP (a private equity investing firm) since September 2002. He was Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. He is also a director of ESI Group, a technology company based in France.

Ann C. Berzin, age 57, a director since February 2008, has been a private investor since 2001. From 1992 to 2001, she served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (an insurer of municipal bonds and structured finance obligations). Ms. Berzin is a director of Ingersoll-Rand Company Ltd. and Kindred Healthcare, Inc.

James T. Brady, age 68, a director since May 1999, has been the Managing Director—Mid-Atlantic of Ballantrae International, Ltd. (a management consulting firm) since January 2000, and is the former secretary of the Maryland Department of Business & Economic Development, where he served from 1995 to 1998. He was also a managing partner of Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., T. Rowe Price Group, Inc. and NexCen Brands, Inc. Mr. Brady was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

James R. Curtiss, age 55, a director since April 1999, was a partner in the law firm of Winston & Strawn LLP from 1993 to April 2008, and has been retired since that time. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation (owner and operator of uranium mines). Mr. Curtiss was a director of BGE from 1994 to April 1999.

Freeman A. Hrabowski, III, age 58, a director since April 1999, has been President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society and McCormick & Company, Inc. Dr. Hrabowski was a director of BGE from 1994 to April 1999.

Nancy Lampton, age 66, a director since April 1999, has been Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky since 1971 and has been Chairman and Chief Executive Officer of its holding company, Hardscuffle, Inc., since January 2000. She is also a director of DNP Select Income Fund, Duff & Phelps Utility and Corporate Bond Trust Inc. and DTF Tax-Free Income Inc. Ms. Lampton was a director of BGE from 1994 to April 1999.

Robert J. Lawless, age 62, a director since January 2002, served as Chairman of the Board of McCormick & Company, Inc. (a company in the food manufacturing industry) from January 1997 until March 2009, having also served as President until December 2006 and Chief Executive Officer until January 2008, and is now retired. He is also a director of Baltimore Life, Inc.

Lynn M. Martin, age 69, a director since October 2003, has been President of The Martin Hall Group LLC (a human resources consulting firm) since January 2005. From 1993 to October 2005, Ms. Martin was an Advisor to Deloitte & Touche LLP. Ms. Martin served as United States Secretary of Labor from 1991 to 1993. Prior to her tenure as Secretary of Labor, she was a member of the United States House of Representatives from 1981 to 1991. She is also a director of The Procter & Gamble Company, Ryder System, Inc., AT&T Inc. and various funds of The Dreyfus Corporation.

Mayo A. Shattuck III, age 54, a director since May 1999, has been Chairman of Constellation Energy since July 2002 and President and Chief Executive Officer since November 2001. Mr. Shattuck also served as Chairman of the Board of Directors of BGE from July 2002 to April 2007. He is also a director of Capital One Financial Corporation, Gap, Inc., the Edison Electric Institute, the Nuclear Energy Institute and the Institute of Nuclear Power Operations.

John L. Skolds, age 58, a director since November 2007, served as Executive Vice President of Exelon Corporation and President of Exelon Energy Delivery from December 2003 until his retirement in September 2007, and has been retired since that time. He also served as President of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as Senior Vice President of Exelon Corporation and President and Chief Nuclear Officer of Exelon Nuclear.

Michael D. Sullivan, age 69, a director since April 1999, is a private investor, and has been Chairman of the Board of ADVANCARE Health Care, LLC (a company in the home health care industry) since January 2006. Mr. Sullivan also has been a director of BGE since September 2008, having previously served as a director of BGE from 1992 to April 1999.

DETERMINATION OF INDEPENDENCE

A majority of Constellation Energy’s directors are required to be independent in accordance with New York Stock Exchange (NYSE) listing standards. For a director to be considered independent, the Board of Directors must affirmatively determine that such director has no material relationship with Constellation Energy. When assessing the materiality of a director’s relationship with Constellation Energy, the Board of Directors considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board of Directors has adopted standards to assist it in determining if a director is independent in accordance with the NYSE listing standards. A director shall be deemed to have a material relationship with Constellation Energy and shall not be deemed to be an independent director if:

•

the director is or has been an employee of Constellation Energy or any of its affiliated entities at any time since January 1, 2006, or an immediate family member of the director is or has been an executive officer of Constellation Energy or any of its affiliated entities at any time since January 1, 2006; provided that employment of a director as an interim chairman of the Board of Directors or chief executive officer or other executive officer of Constellation Energy shall not disqualify such director from being considered independent following termination of that employment;

•	the director or an immediate family member is a current partner of a firm that is Constellation Energy’s internal or external auditor;

•	the director is a current employee of a firm that is Constellation Energy’s internal or external auditor;

•	the director has an immediate family member who is a current employee of a firm that is Constellation Energy’s internal or external auditor and personally works on the Company’s audit;

•

the director or an immediate family member was at any time since January 1, 2006 (but is no longer) a partner or employee of a firm that is Constellation Energy’s internal or external auditor and personally worked on Constellation Energy’s audit within that time;

•

the director or an immediate family member, is, or has been at any time since January 1, 2006, employed as an executive officer of another company where any of Constellation Energy’s present executive officers at the same time serves or served on that company’s compensation committee;

•

the director is a current executive officer or employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from (other than contributions to tax exempt organizations), Constellation Energy for property or services in an amount which, in any of the other company’s last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues; or

•

the director has received, or has an immediate family member who has received, during any twelve-month period since January 1, 2006, more than $120,000 in direct compensation from Constellation Energy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that (i) compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer need not be considered and (ii) compensation received by an immediate family member for service as an employee of Constellation Energy (other than an executive officer) need not be considered.

The Board of Directors has determined that each member of the Board of Directors, other than Mr. Shattuck, who is the chief executive officer of Constellation Energy, has no material relationship with Constellation Energy and is independent under NYSE listing standards.

In determining that each individual who served as a member of the Board of Directors during 2008, other than Mr. Shattuck, is or was independent, the Board of Directors considered the following relationships, which it determined were immaterial and did not impair any director’s independence:

•

Constellation Energy, through its subsidiaries, has provided regulated gas and electric services in the ordinary course of business during the past three years to the residences of Messrs. Becker, Lawless and Sullivan and Dr. Hrabowski.

•

Constellation Energy, through its subsidiaries, has provided gas and electric services in the ordinary course of business during the past three years to companies at which Messrs. Becker and Lawless and Dr. Hrabowski are or were officers. The amounts paid by each company did not exceed 2% of such company’s consolidated gross revenues in any of the past three years and were as follows:

	Amount Paid to Constellation Energy Entities
	(in millions)
	2006	2007	2008
Laureate Education, Inc. (Mr. Becker is Chairman and Chief Executive Officer)	$0.5	$0.5	$0.6
McCormick & Company, Inc. (Mr. Lawless was Chairman until March 2009 and Chief Executive Officer until January 2008)	$1.9	$1.4	$1.1
University of Maryland Baltimore County (Dr. Hrabowski is President)	$7.9	$4.7	$7.0

•

Messrs. Brady, Curtiss, Lawless, Skolds and Sullivan, Dr. Hrabowski, Ms. Berzin and Ms. Martin are non-management directors and trustees of other entities with which Constellation Energy has purchased and/or sold goods and services in the ordinary course of business during the past three years. Payments to or from any one entity did not exceed $1 million in any of the past three years except:

•

Constellation Energy made payments of $14.5 million, $13.6 million and $35.3 million in 2006, 2007 and 2008, respectively, to Cameco Corporation for the purchase of uranium to operate Constellation Energy’s nuclear plants and the storage of uranium. Cameco Corporation is one of the world’s largest uranium companies and Mr. Curtiss serves as a non-management member of its board of directors.

•

Constellation Energy made payments of $1.3 million to AT&T Inc. in 2007 relating to communication services provided to subsidiaries of Constellation Energy. Ms. Martin serves as a non-management member of the board of directors of AT&T.

•

Messrs. Becker, Brady, Lawless and Sullivan, Dr. Hrabowski and Ms. Martin are directors and/or executive officers of tax-exempt organizations to which Constellation Energy or its affiliates have made contributions during the past three years. Contributions to any one tax-exempt organization did not exceed $200,000 in any of the past three years and did not exceed 2% of any such organization’s consolidated gross revenues in any of the past three years.

•

A subsidiary of Constellation Energy has paid fees to a law firm, of which Mr. Curtiss was a partner until April 2008, for legal services rendered in each of the past three years. The amounts paid ranged from $116,000 to $829,000 and did not exceed 2% of the law firm’s consolidated gross revenues in any of the past three years. Mr. Curtiss did not have a material direct or indirect interest in the relationship.

CORPORATE GOVERNANCE

The Board of Directors met 21 times in 2008. Each of the directors nominated for reelection attended 75% or more of the total number of meetings of the Board of Directors and of any committees on which the director served.

The Board of Directors has adopted a policy which encourages each director to attend the annual meeting of shareholders. Twelve of the thirteen directors in office as of the date of the 2008 annual meeting of shareholders attended the meeting.

The Board of Directors has the following committees:

Executive Committee: This committee may exercise all of the powers of the Board of Directors, except that it may not authorize dividends or the issuance of stock (except in certain limited circumstances authorized by the Board of Directors), recommend to shareholders any action requiring shareholder approval, amend the bylaws, or approve mergers or share exchanges that do not require shareholder approval. The committee met once in 2008. Mr. Shattuck is Chairman, and Messrs. Brady, Curtiss, Lawless and Sullivan are members.

Audit Committee: This committee oversees Constellation Energy’s auditing, accounting, financial reporting, risk management, corporate compliance and internal control functions as set forth in its charter. The committee also approves the services provided by Constellation Energy’s independent registered public accounting firm, and monitors and evaluates its performance, the fees paid, and the compatibility of the non-audit services provided by the firm with maintaining the firm’s independence. Each member of the committee is an “audit committee financial expert” as that term is defined in the applicable rules of the Securities and Exchange Commission (SEC), and “financially literate” as that term is defined in the listing standards of the NYSE. Mr. Brady currently serves on the audit committees of three other public companies. The Board of Directors has determined that such service does not impair the ability of Mr. Brady to effectively serve on the committee. The committee met eight times in 2008. Mr. Brady is Chairman, and Messrs. de Balmann and Skolds and Ms. Berzin are members.

Committee on Nuclear Power: This committee monitors the performance and safety at Constellation Energy’s nuclear power plants and oversees Constellation Energy’s initiatives to develop, own and operate new nuclear projects in the United States and Canada. The committee met five times in 2008. Mr. Curtiss is Chairman, and Ms. Lampton, Ms. Martin and Mr. Skolds are members.

Compensation Committee: With respect to compensation and benefits matters, this committee is responsible for:

•	reviewing and recommending to the Board of Directors compensation for directors,

•	establishing total compensation for the chief executive officer and other executive officers,

•

reviewing and approving the goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of those goals and objectives and setting the chief executive officer’s compensation level based on this evaluation,

•	establishing the design of benefit plans in which directors and executive officers participate,

•	establishing and periodically reviewing policies concerning perquisites and fringe benefits for the chief executive officer and other executive officers,

•	approving the terms of any severance, change in control or employment contract for the chief executive officer and other executive officers,

•	reviewing and making recommendations to the Board of Directors with respect to executive incentive compensation plans and equity-based plans, and

•	approving and periodically reviewing director and executive officer stock ownership guidelines.

        This committee also reviews the recommendations of the chief executive officer for candidates for positions as executive officers of Constellation Energy and recommends candidates to the Board of Directors. The committee also oversees succession planning for the chief executive officer and senior management. The committee met five times in 2008. Mr. Lawless is Chairman, and Messrs. Becker and Sullivan, Dr. Hrabowski and Ms. Martin are members. Information on the roles of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation is provided under Compensation Discussion and Analysis and Director Compensation below.

Nominating and Corporate Governance Committee: This committee considers and recommends to the Board of Directors nominees for election as directors, including nominees recommended by shareholders. It oversees corporate governance, Board of Directors composition, annual evaluations of the Board of Directors and its committees, and committee structure, membership and functions. The committee periodically reviews Constellation Energy’s Corporate Governance Guidelines and Principles of Business Integrity. The committee met four times in 2008. Mr. Sullivan is Chairman, and Messrs. Becker and Lawless, Dr. Hrabowski and Ms. Martin are members.

The Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors under NYSE listing standards, SEC requirements and other applicable laws, rules and regulations.

Constellation Energy maintains on its website, www.constellation.com, copies of the charters of each of the committees of the Board of Directors, as well as copies of its Corporate Governance Guidelines, Principles of Business Integrity, Corporate Compliance Program, Insider Trading Policy, Policy and Procedures with respect to Related Person Transactions and Information Disclosure Policy. Copies of these documents are also available in print upon request of Constellation Energy’s Corporate Secretary. The Principles of Business Integrity is a code of ethics which applies to all of our directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. Constellation Energy will post any amendments to, or waivers of, the Principles of Business Integrity applicable to its chief executive officer, chief financial officer or chief accounting officer on its website.

In addition, the Board of Directors has designated the Chairman of the Nominating and Corporate Governance Committee to act as its “Lead Director.” In that capacity, the current Chairman, Mr. Sullivan, has the following duties and authority:

•	presiding at all meetings of the Board of Directors where the Chairman of the Board of Directors is not present;

•	serving as a liaison between the Chairman of the Board of Directors and the independent directors;

•	approving information sent to the Board of Directors, and agendas and meeting schedules for Board of Directors meetings;

•	calling meetings of independent directors;

•	chairing executive sessions of the independent members of the Board of Directors; and

•	serving as contact for shareholder complaints (other than auditing/accounting complaints, for which the Chairman of the Audit Committee is the contact for shareholders).

Interested parties may communicate directly with Mr. Sullivan in his capacity as Lead Director by writing to the Corporate Secretary, Constellation Energy Group, Inc., 100 Constellation Way, Suite 1800P, Baltimore, Maryland 21202, or by calling (877) 248-1476.

NOMINATIONS FOR DIRECTOR

The Board of Directors seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, Constellation Energy and its shareholders. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board of Directors, and recommends to the full Board of Directors the slate of director candidates to be nominated for election at the next annual meeting of shareholders. The Board of Directors has adopted a policy whereby the Nominating and Corporate Governance Committee shall consider the recommendations of shareholders with respect to candidates for election to the Board of Directors and the process and criteria for such candidates shall be the same as those currently used by Constellation Energy or otherwise suggested by the Board of Directors or management for director candidates recommended by the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may retain third party search firms to assist the Board of Directors in identifying and evaluating potential nominees to the Board of Directors.

Constellation Energy’s Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellation.com, include the following criteria that are to be considered by the Nominating and Corporate Governance Committee and Board of Directors in considering candidates for nomination to the Board of Directors:

•

Experience, including leadership experience in business or administrative activities; breadth of knowledge about issues affecting Constellation Energy and the industries/markets in which it operates; and the ability and willingness to contribute special competencies to Board of Directors activities.

•

Personal attributes, including unquestioned personal integrity; loyalty to Constellation Energy and concern for its success and welfare; willingness to criticize and to apply sound business ethics and independent judgment; awareness of the director’s role in Constellation Energy’s corporate citizenship responsibilities and image; availability for meetings and consultation on Constellation Energy matters; broad contacts with relevant business and political leaders; and willingness to assume broad stewardship responsibility on behalf of all constituents for the management of Constellation Energy.

•

Each Board of Directors member is expected to devote sufficient time to carrying out Board of Directors duties and responsibilities effectively and should be committed to serve on the Board of Directors for an extended period of time.

•

Each Board of Directors member is expected to become a shareholder and have a financial stake in Constellation Energy. In this regard, directors are required to, within five years of the later of (a) October 23, 2004, or (b) their initial appointment as a director of Constellation Energy, own Constellation Energy stock or deferred stock units with a value equal to at least five times the amount of their annual cash retainer for service as a director.

•	Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, sex, sexual orientation, ancestry, national origin or disability.

Each of the nominees for director proposed by the Board of Directors is a current director of Constellation Energy, and, as discussed in Determination of Independence, all of them (other than Mr. Shattuck) have been determined by the Board of Directors to be independent under NYSE listing standards.

A shareholder who wishes to recommend to the Nominating and Corporate Governance Committee a nominee for director for the 2010 annual meeting of shareholders should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 100 Constellation Way, Suite 1800P, Baltimore, Maryland 21202 so it is received by February 13, 2010.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has adopted a policy whereby any communications from shareholders of Constellation Energy to the Board of Directors shall be directed to Constellation Energy’s Corporate Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the Board of Directors, and (ii) keep a record of all shareholder communications that the Corporate Secretary deems not to be significant and report such communications to the Board of Directors on a periodic basis, but not less frequently than quarterly.

A Constellation Energy shareholder who wishes to communicate to the Board of Directors may submit such communication in writing to the Corporate Secretary, Constellation Energy Group, Inc., 100 Constellation Way, Suite 1800P, Baltimore, Maryland 21202, or call (877) 248-1476.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Électricité de France

As disclosed in Stock Ownership, E.D.F. International S.A. (EDFI) beneficially owns more than five percent of Constellation Energy’s voting securities.

On December 17, 2008, Constellation Energy and certain of its subsidiaries entered into a series of agreements with EDFI and its wholly-owned subsidiary EDF Development, Inc. (EDFD), under which EDFD purchased from Constellation Energy preferred stock and agreed to purchase an ownership interest in Constellation Energy’s nuclear generation and operation business. In addition, EDFD and its affiliates have and will provide Constellation Energy with additional liquidity.

The principal transactions include:

•

the acquisition by EDFD of a 49.99% ownership interest in the nuclear generation and operation business of Constellation Energy for a purchase price of $4.5 billion, subject to certain adjustments and the receipt of necessary regulatory approvals and satisfaction of other closing conditions;

•

the provision of a $1 billion up-front cash investment in Constellation Energy in the form of the Series B Preferred Stock, which will be credited against the purchase price for the nuclear generation and operation business; and

•

the provision of additional liquidity support through an asset put option arrangement pursuant to which Constellation Energy could, at its option at any time through the earlier of (i) December 31, 2010 or (ii) the termination of the acquisition of the nuclear generation and operation business described above by EDFD for breach by Constellation Energy, sell to EDFD non-nuclear generation assets of Constellation Energy having an aggregate value of up to $2 billion. Constellation Energy has not exercised this put option as of the date of this Proxy Statement.

In connection with these transactions, Constellation Energy entered into a Senior Unsecured Note Commitment Letter with Électricité de France, SA, which is the parent of EDFI (EDF), which provides for the commitment by EDF to purchase from Constellation Energy senior unsecured debt securities up to an aggregate principal amount of $600 million. EDF’s commitments will terminate on the earlier of (i) the date on which the conditions to the exercise of the put option described above in an aggregate amount equal to at least $600 million, (ii) the date on which Constellation Energy obtains alternate financing in an aggregate principal amount of at least $600 million and (iii) June 16, 2009. Each senior unsecured note issued will mature on the earlier of (i) 30 days after the issue date or (ii) the termination of the commitment. There have been no senior unsecured notes issued under the commitment to date.

EDF also has provided Constellation Energy with a payment guaranty, pursuant to which EDF guaranteed full and prompt payment of EDFD’s payment obligations in connection with the transactions described above, subject to (i) a $500 million limit for obligations in connection with the acquisition and put option arrangement described above occurring prior to a redemption of the Series B Preferred Stock or, if issued, prior to a repayment of 10% senior notes that will be issued by Constellation Energy upon a redemption of the Series B Preferred Stock; (ii) a $1.5 billion limit for obligations in connection with the acquisition and put option arrangement described above occurring after a redemption of the Series B Preferred Stock or, if issued, after a repayment of the 10% senior notes; and (iii) a $1.0 billion limit for obligations under the Series B Preferred Stock purchase agreement.

These transactions are summarized in additional detail in the Annual Report accompanying this Proxy Statement and in Constellation Energy’s Current Report on Form 8-K filed on December 18, 2008.

Transactions with MidAmerican Energy Holdings Company

As disclosed in Stock Ownership, MidAmerican Energy Holdings Company (MEHC) beneficially owns more than five percent of Constellation Energy’s voting securities.

On December 17, 2008, immediately prior to entering into the transactions with EDF and its subsidiaries, Constellation Energy and MEHC agreed to terminate the merger agreement they had entered into on September 19, 2008. In connection with the merger agreement termination and the conversion of Series A Preferred Stock issued to an affiliate of MEHC in September 2008, Constellation Energy:

•	paid MEHC a $175 million merger termination fee;

•

issued and delivered to an affiliate of MEHC a total of 19,897,322 shares of Constellation Energy common stock, representing 9.99% of Constellation Energy’s total outstanding common shares (after giving effect to the issuance), which were due upon conversion of the Series A Preferred Stock;

•

paid MEHC approximately $435 million, representing a cash payout of approximately $418 million in lieu of the number of shares of Constellation Energy common stock (valued at $26.50 per share) that were due to an affiliate of MEHC on the conversion of the Series A Preferred Stock but that could not be issued due to regulatory limitations and a payment of approximately $17 million of accrued dividends on the Series A Preferred Stock; and

•	delivered to an affiliate of MEHC a 14% Senior Note in the aggregate principal amount of $1 billion.

On January 12, 2009, Constellation Energy repaid the 14% Senior Note in full together with accrued and unpaid interest through January 12, 2009 of approximately $5.0 million.

These transactions are summarized in additional detail in the Annual Report accompanying this Proxy Statement and in Constellation Energy’s Current Report on Form 8-K filed on December 17, 2008.

Policy and Procedures with respect to Transactions with Related Persons

Constellation Energy has adopted a Policy and Procedures with respect to Related Person Transactions, a copy of which is available on Constellation Energy’s website at www.constellation.com. This policy sets forth the review and approval requirements for transactions in which Constellation Energy will be a participant and any Constellation Energy director, director nominee, executive officer, other employee or greater than 5% beneficial owner of Constellation Energy common stock, or any immediate family member or any affiliated entity of such persons, has a direct or indirect interest.

Pursuant to this policy, any proposed transaction that would require disclosure under the SEC’s related persons transaction disclosure requirements must be submitted to the Nominating and Corporate Governance Committee for consideration at the next committee meeting, or, if it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating and Corporate Governance Committee, who has delegated authority to act between committee meetings. No member of the Nominating and Corporate Governance Committee may participate in any consideration or approval of any related person transaction with respect to which such member or any of such member’s immediate family members is the related person.

The Nominating and Corporate Governance Committee or the Chair may approve only those related persons transactions that are in, or are not inconsistent with, the best interests of Constellation Energy and its shareholders, as the Committee or the Chair determines in good faith. In making such a determination, the Nominating and Corporate Governance Committee or the Chair is required to consider all of the relevant facts and circumstances relating to the transaction including, but not limited to, the following:

•	the benefits to Constellation Energy;

•	if the transaction involves a director, a member of the director’s immediate family or entity affiliated with the director, the impact on the director’s independence;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties.

If Constellation Energy becomes aware of an ongoing related person transaction subject to the SEC’s related persons transaction disclosure requirements that was not properly approved, it must be submitted to the Nominating and Corporate Governance Committee or the Chair for an evaluation of all the options, including ratification, amendment or termination. If the related persons transaction has been completed, the Nominating and Corporate Governance Committee or the Chair must determine if rescission of the transaction is appropriate and request that Constellation Energy’s chief compliance officer determine the reason the transaction was not properly approved and whether any changes to the related persons transaction approval policy and procedures are recommended.

The Chair must report to the Nominating and Corporate Governance Committee at the next Committee meeting any approval made by him pursuant to his delegated authority and the Committee must periodically report on its activities pursuant to the policy to the Board of Directors. Annually, the Committee reviews any previously approved related persons transactions involving executive officers or directors that remain ongoing to determine if it remains in the best interests of Constellation Energy and its shareholders to continue the transaction.

The full Board of Directors (which included all members of the Nominating and Corporate Governance Committee) approved the transactions with Électricité de France and MEHC given their significance to Constellation Energy.

During 2008, there were no other transactions with related persons required to be reported under the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee of the Board of Directors is to assist the Board of Directors in its oversight of Constellation Energy’s responsibility relating to: (i) the integrity of Constellation Energy’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation Energy’s internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was last amended and restated by the Board of Directors in November 2006, a copy of which is available on Constellation Energy’s website at www.constellation.com. Management of Constellation Energy is responsible for the preparation, presentation and integrity of Constellation Energy’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation Energy’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We also have discussed with the independent registered public accounting firm such firm’s audit of the effectiveness of Constellation Energy’s internal control over financial reporting. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation Energy is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the Board of Directors that the audited financial statements be included in Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

James T. Brady, Chairman	Ann C. Berzin
Yves C. de Balmann	John L. Skolds

February 26, 2009

STOCK OWNERSHIP

Stock Ownership of Five Percent Beneficial Owners

As of March 27, 2009, to the knowledge of the Board of Directors, the only persons beneficially owning more than 5% of Constellation Energy voting securities were:

Name and address of beneficial owner	Title of class	Amount of beneficial ownership	Percent of class
E.D.F. International S.A.[1] 20, place de la Défense 92050 Paris la Défense Cedex France	Common Stock	16,964,095	8.52%
MidAmerican Energy Holdings Company[2] 1111 South 103 Street Omaha, NE 68124	Common Stock	14,831,107	7.45%

[1]

According to Amendment No. 3 to Schedule 13D filed on December 18, 2008, EDFI has disclosed that it, directly or indirectly, has sole power to direct the vote and to direct the disposition of 16,964,095 shares. EDFI and Constellation Energy have entered into an Amended and Restated Investor Agreement dated December 17, 2008, that permits EDFI to acquire up to 9.9% of Constellation Energy’s common stock, imposes certain standstill provisions on EDFI and requires EDFI to vote any shares of Constellation Energy common stock that it beneficially owns in the manner recommended by Constellation Energy’s board of directors. EDFI will be freed from certain of the standstill provisions so that it may acquire additional shares of Constellation Energy common stock above the 9.9% limitation and vote its shares in its discretion in connection with certain extraordinary events, such as a change in control transaction. EDFI is permitted to sell shares of Constellation Energy’s common stock at any time in accordance with the requirements of Rule 144 adopted under the Securities Exchange Act of 1934. Amendment No. 3 to Schedule 13D lists Électricité de France International, S.A. as the beneficial owner of the shares disclosed above. However, pursuant to a letter dated February 23, 2009, EDF informed Constellation Energy that the proper EDF entity is E.D.F. International S.A.

[2]

According to Amendment No. 2 to Schedule 13D filed on February 9, 2009, MEHC has disclosed that it shares power to direct the vote and to direct the disposition of 14,831,107 shares with its wholly-owned subsidiary, MEHC Investment, Inc. MEHC has the right to nominate one individual to Constellation Energy’s Board of Directors so long as the number of shares of Constellation Energy’s common stock beneficially owned by MEHC and its affiliates is not less than 9,948,661 shares. MEHC has not exercised this nomination right as of the date of this Proxy Statement.

Stock Ownership of Directors and Executive Officers

The following table shows as of March 27, 2009, the beneficial ownership of Constellation Energy common stock of each director, the named executive officers of Constellation Energy shown in the 2008 Summary Compensation Table, and all directors and executive officers as a group. If the individual participates in Constellation Energy’s long-term incentive plans, Shareholder Investment Plan or Employee Savings Plan, those shares are included. Each of the individuals listed in the table beneficially owned less than 1% of the outstanding shares of Constellation Energy common stock, except Mr. Shattuck, who beneficially owned approximately 1.1% of the outstanding shares. All directors and executive officers as a group beneficially owned approximately 1.7% of the outstanding shares of Constellation Energy common stock. None of them beneficially owned shares of any other class of our or any of our subsidiaries’ equity securities. The address of each executive officer and director is c/o Constellation Energy Group, Inc., 100 Constellation Way, Baltimore, Maryland 21202.

Name	Beneficial Ownership (Shares of Common Stock)[1]		Deferred Stock Units[2]
Douglas L. Becker	3,350		17,087
Henry B. Barron	7,976	[3]	26,836
Ann C. Berzin	-0-		6,545
Brenda L. Boultwood	2,310	[3]	-0-
James T. Brady	2,966		9,508
John R. Collins	125,369	[3,4]	-0-
James R. Curtiss	3,621		18,736
Yves C. de Balmann	2,055		14,587
Freeman A. Hrabowski, III	3,667		17,481
Nancy Lampton	14,679	[5]	14,231
Robert J. Lawless	3,520		16,042
Lynn M. Martin	5,000		1,292
Mayo A. Shattuck III	2,135,970	[3]	-0-
John L. Skolds	-0-		6,840
Michael D. Sullivan	9,845		10,108
Jonathan W. Thayer	44,023	[3]	-0-
Michael J. Wallace	707,265	[3,6]	-0-
Irving B. Yoskowitz	174,003	[7]	-0-
All Directors and Executive Officers as a group (23 individuals)	3,479,584	[3]

[1]	Amounts included in the Deferred Stock Units column are not included in this column.
[2]

For non-employee directors, deferred stock units represent the deferral of retainers and restricted stock awards in deferred stock units, as further described in Director Compensation. For executive officers other than Mr. Barron, deferred stock units represent fully vested restricted stock units that provide for the issuance of shares of common stock to the executive officer one or five years after the grant date and are subject to restrictions on transfer until that time. For Mr. Barron, deferred stock units represent service-based restricted stock units that will settle in cash or shares of common stock at the sole discretion of Constellation Energy and vest ratably over four years beginning April 1, 2009.

[3]

Includes the following shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after March 27, 2009: Mr. Barron, 7,707 shares; Ms. Boultwood, 2,310 shares; Mr. Collins, 99,614 shares; Mr. Shattuck, 1,841,221 shares; Mr. Thayer, 40,670 shares; Mr. Wallace, 472,646 shares and all directors and executive officers as a group, 2,799,703 shares.

[4]	Includes 2,000 shares held by Mr. Collins’ children.

[5]	Includes 7,500 shares held by Hardscuffle, Inc. and 500 shares held by a trust for which Ms. Lampton serves as trustee. Ms. Lampton disclaims beneficial ownership of such securities.
[6]	Includes 174,744 shares held by trusts for which Mr. Wallace and his wife are trustees and share voting and investment power. The shares held by the trusts are pledged as security.
[7]	Beneficial ownership information for Mr. Yoskowitz is as of October 31, 2008, his employment termination date.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we explain our general compensation philosophy for the executives named in the 2008 Summary Compensation Table, our named executive officers, as well as provide an overview and analysis of the different material elements of compensation that we provide our named executive officers. We have organized our discussion and analysis as follows:

•	First, we summarize the events of 2008 and the impact these events had on 2008 executive compensation decisions and the design of the 2009 executive compensation program.

•	Next, we give a broad overview of our compensation philosophy, the objectives of our compensation program and what our compensation program is designed to reward.

•	Then, we discuss our use of compensation consultants and our approach to benchmarking the compensation for each of the named executive officers.

•

Finally, we describe each material element of compensation that we pay to our named executive officers, how we selected the various elements and amounts of compensation, and how decisions we make about one element of compensation fit into our overall compensation program and affect decisions regarding other elements of compensation.

Impact of Events of 2008 on Executive Compensation

In 2008, two events significantly influenced our business environment: (1) the collapse of the credit markets which materially adversely affected corporations globally and (2) the extreme volatility in the energy markets. Our liquidity was severely impacted as a result of these events and in September 2008 we faced severe uncertainty about our ability to maintain sufficient liquidity to continue operating our business. Additionally, we were experiencing pressure from rating agencies to enhance our liquidity position. As a result, we sought an immediate, substantial investment to ensure our ability to continue operating our business, and in mid-September 2008 we ultimately agreed to a transaction with MidAmerican Energy Holdings Company (MidAmerican) that involved an immediate $1 billion preferred equity investment by MidAmerican in our company, followed by an all cash sale of Constellation Energy to MidAmerican. In early December 2008, we received an unsolicited offer from EDF Group and related entities (EDF) to acquire an interest in our nuclear generation and operation business, which our board of directors determined to be in the best interests of shareholders. Therefore, in December 2008, we and MidAmerican terminated our planned transaction and we entered into a series of transactions with EDF that would result in the sale of a 49.99% interest in our nuclear business for $4.5 billion and that has provided us with additional liquidity. We discuss these transactions in more detail in the accompanying 2008 Annual Report.

As a result of these significant events of 2008, in the fourth quarter we radically altered the near term objectives of the company to focus on generating cash and collateral, to nearly the complete sacrifice of earnings. As a result of this unexpected change in strategic direction, our earnings per share performance in 2008 did not meet our plan or the guidance provided to investors at the beginning of 2008. Accordingly, none of the named executive officers received a performance-based annual incentive award under our Executive Annual Incentive Plan for 2008. However, several named executive officers received an annual bonus payout on an exception basis as described herein.

We are actively seeking to increase available liquidity and reduce our business risk, and over the next one to two years we expect to be in a transition period during which we will focus on executing our business objectives that we believe will strengthen Constellation Energy. These objectives include selling certain assets and operations, working to close the EDF transaction, continuing a disciplined approach to the management of collateral and liquidity, focusing on Constellation Energy’s core strengths, continuing to reduce the scale of, and to refocus the activities of, our global commodities and customer supply operations and maintaining credit metrics consistent with investment grade ratings. As a result, the Compensation Committee evaluated the design for 2009 compensation to focus on retention of key executive officers and our pay for performance principles.

With this in mind, the Compensation Committee determined that none of the named executive officers would receive a base salary increase for 2009. Additionally, given that 2009 will be a transition year, Constellation Energy will have less of a focus on earnings performance and will place greater emphasis on key objectives which include maintaining positive cash flow and sufficient liquidity, closing the transaction with EDF and completing key divestitures. These objectives are the primary metrics for our 2009 short-term incentive award opportunity.

As a result, the 2009 short-term incentive program consists of financial and operational objectives as well as subjective factors to provide flexibility to meet changing priorities in uncertain times. Performance payout will be based on an assessment of successful achievement of the following objectives:

•	Earnings per share performance

•	Cash flow/liquidity

•	Closing of the EDF transaction

•	Completing several key divestitures

•

Operational efficiency factors including achievements such as cost management, reduction in portfolio risk, plant reliability, employee retention, succession planning, managing political and regulatory relationships, customer satisfaction, environmental stewardship, reputation as a leader in the new nuclear industry, safety and system reliability

The Compensation Committee also considered the overall structure of the Company’s short-term and long-term incentive programs in light of the fact that the 2008 short-term incentive program did not result in any payment of performance-based annual compensation and that the outstanding long-term incentive awards have significantly lower probabilities of achieving any payout. The Committee determined that the overall structure of the programs, including the use of annual performance based awards and long-term awards consisting of stock options and performance units, continues to serve the Committee’s stated purpose of paying for performance. As a consequence, the overall structure of Constellation Energy’s 2009 compensation program remains largely unchanged from prior years.

2009 Executive Compensation Decisions

The following section summarizes the views of the Compensation Committee with respect to the compensation of Constellation Energy’s chief executive officer and the other named executive officers. The Compensation Committee makes its decisions on executive compensation using an approach we refer to as the “total rewards program.” Under the total rewards program, in February of each year, each executive officer is considered for the following:

•	a potential change to his or her base salary,

•	an annual cash bonus based on performance during the immediately preceding year, and

•	a long-term award consisting of options and performance units that are designed to deliver value based on the company’s stock price performance.

We note that several of the elements and timing of the total rewards program as administered annually by the Compensation Committee do not directly correspond to the information set forth in the tables required to be included in this Proxy Statement pursuant to the rules and regulations of the Securities and Exchange Commission. While the annual cash bonus or non-equity incentive plan compensation information does correspond to the company’s approach, the SEC requires that long-term incentive compensation be reflected using the accounting expense recorded for all unvested outstanding stock and option awards made during years prior to the current year, 2009. This contrasts to the Compensation Committee’s approach, which is to consider the amount of the long-term incentive awarded in the current year, and to consider the size of that award based on prior year’s performance and the Committee’s consideration of current executive compensation trends and other information.

To better summarize the Compensation Committee’s approach to executive compensation administration, the table below summarizes, for our chief executive officer, the Committee’s total reward approach as administered in 2008 for 2007 performance and in 2009 for 2008 performance (dollar amounts in millions):

	February 2008	February 2009	% Change
Salary	$1.3	$1.3	0%
Annual Bonus	$5.5	$0	(100%)
Long-Term Incentive	$8.5	$6.5	(24%)
Total Direct Compensation	$15.3	$7.8	(49%)

With respect to the total rewards approach for Mr. Shattuck, the Board of Directors and Compensation Committee believed that Mr. Shattuck led the Company through the unprecedented business environment caused by the collapse of the credit markets and extreme volatility of the energy markets during 2008. In particular, the Board and Committee noted Mr. Shattuck’s successful leadership in negotiating the MidAmerican investment and merger transaction, the subsequent termination of the MidAmerican merger transaction and the transaction with EDF. Mr. Shattuck also restructured Constellation Energy’s management team during this time, including assuming direct responsibility for the global commodities and customer supply businesses, while effecting a reduction in the scale and change in focus of the activities of those businesses and the strategic divestiture of certain assets. He also led the revamping of the overall strategy and risk positions of Constellation Energy as part of the company’s adapting to the new credit and energy market environments. In addition, these activities were undertaken at a time when Constellation Energy continued to safely and reliably operate its fleet of generating facilities and successfully operated its regulated utility.

However, while the Compensation Committee and the Board believed Mr. Shattuck provided excellent leadership through the unprecedented business environment faced by Constellation Energy, the Committee and the Board agreed with Mr. Shattuck that he should not have any increase in base salary and that he be paid no bonus for 2008. Also in line with his recommendation and as noted in the table on the prior page, the Committee and the Board reduced the value of his long-term incentive award granted in February 2009 by 24% from the prior year award value. Thus, his total direct compensation value was reduced by 49% from the prior year, and the performance-based “at risk” components of his 2009 target compensation continue to be in excess of 85% of his total target compensation.

With respect to the other named executive officers, the aggregate amount of cash bonuses declined by 92%, from an aggregate of $21 million paid to five executive officers for 2007 performance to an aggregate of $1.6 million for six executive officers for 2008 performance. This reflects the Compensation Committee decision that named executive officers who held their positions throughout all of 2008 be paid no cash bonus for the year. In addition, none of the named executive officers received a base salary increase for 2009.

In determining the significant reductions in total compensation value for both Mr. Shattuck and the other named executive officers, the Compensation Committee also considered a number of additional factors. The Committee considered that it is likely that the overall compensation for financial institution executives will decline in future years. While Constellation Energy is not itself a financial institution, it has competed, and will likely continue to compete, against financial institutions for talent in a number of areas critical to its operations, such as commodities operations, control and risk. In addition, Constellation Energy anticipates that its overall earnings mix will continue to shift to more stable, risk-adjusted earnings derived from its generating fleet, regulated utility and wholesale and retail customer supply businesses. This shift is intended to reduce the volatility of Constellation Energy’s earnings and its exposure to commodity price risk and overall credit markets.

The Committee also noted that with respect to all option awards granted prior to 2009, the current market value is significantly lower than the option price. In addition, the performance units granted in 2007 and 2008 are also unlikely to deliver any value unless the stock price appreciates significantly prior to the end of their respective performance periods in 2009 and 2010. While the Committee has concerns that these grants do not provide the kind of retention value desired in the total reward program, such grants reinforce the Committee’s and management’s philosophy that long-term awards are performance-based and must be earned based on the criteria established in the program.

The 2008 Summary Compensation Table provided later in this Proxy Statement describes all other compensation items pertinent to the named executive officers. One important change made in the beginning of 2009 is that certain perquisites (other than relocation costs) will no longer be grossed-up for tax purposes. This means that the executive will have to pay all taxes associated with any perquisites received.

The 2008 Summary Compensation Table also includes the change in value associated with retirement plans. As described later in this Proxy Statement, Mr. Shattuck participates in a supplemental retirement plan that is designed to provide a competitive total compensation and benefits package. Although Mr. Shattuck is not vested in that plan because he has not met the age and service requirements, the value of that plan changes each year due to certain factors such as his prior years’ bonus levels, interest rates and the increase in his age. As reflected in the 2008 Summary Compensation Table, in 2008 the increase in Mr. Shattuck’s supplemental retirement benefit value was approximately $10 million and, as reflected in the Pension Benefits Table, his accumulated benefit was approximately $33 million as of December 31, 2008; however, Mr. Shattuck has received no distribution of funds from the plan. While the value of his benefit will increase or decrease from year to year, the plan was offered to Mr. Shattuck when he was recruited to manage the company in 2001 and the plan benefit formula has not been modified during Mr. Shattuck’s tenure with Constellation Energy.

Executive Compensation Objectives and Major Policies

In structuring the compensation program for our named executive officers, the Compensation Committee traditionally has taken into account that we have multiple businesses. For 2008, that included considering BGE, a regulated electric and gas public utility in central Maryland, which is wholly-owned by Constellation Energy and Constellation Energy’s merchant energy business, which consisted of (1) a power generation and development operation that owns, operates and maintains fossil and renewable generating facilities, (2) a nuclear generation operation that owns, operates and maintains nuclear generating facilities, (3) a customer supply operation that primarily provides energy products and services to wholesale and retail customers and (4) a global commodities business that manages generation, natural gas, coal and freight assets, provides risk management services and trades energy and energy related commodities. As a result of the multiple businesses, we have faced unique challenges in setting competitive compensation including determining appropriate benchmarks for the wide variety of duties performed by our named executive officers. As discussed above in Impact of Events of 2008 on Executive Compensation, after the company structured its 2008 compensation program in early 2008, our business was severely affected by the collapse of the credit markets and extreme volatility in the energy markets during the fourth quarter of 2008. While these events and the subsequent changes in our business and strategic focus could not be contemplated at the time the Committee structured the 2008 compensation program, they were considered by the Committee in making final compensation decisions for 2008, as discussed in further detail below.

In general, executive compensation is highly leveraged so that executives are rewarded for achieving and exceeding metrics that support our corporate strategy. In years where company performance does not meet expectations, executive compensation will reflect lower rewards. The compensation policies are designed to meet the following objectives:

•	maintain strong links between executive compensation and both short-term and long-term performance by:

➢

encouraging our executives to manage Constellation Energy in the long-term best interests of its shareholders by aligning their interests with our shareholders’ interests and rewarding them for sustained stock price appreciation and total shareholder return over a multiple year performance period, and

➢	rewarding our executives for successful achievement of earnings per share results consistent with investor expectations, as well as other financial and operational performance results;

•	compete for, attract and retain highly motivated employees with outstanding skills who are best suited to drive our success over the long term; and

•	reflect the differences among our businesses.

To accomplish these objectives, the Compensation Committee, taking into account corporate, staff and business unit and individual performance, administers the compensation program so that:

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A high proportion of our executive officers’ compensation is “at risk” in the form of short-term and long-term incentive opportunities which maintains a strong link between compensation and performance. For example, for 2008, on average more than 74% of our named executive officers’ total direct compensation was at risk as set forth in the chart below.

Average Compensation Mix for Named Executive Officers*

*	Consists of base salary as of December 31, 2008, 2008 annual bonus paid in March 2009 and 2008 long-term incentive award granted in February 2008. Note that the annual bonus represents bonuses paid to Messrs. Barron and Thayer and Ms. Boultwood as explained in Material Elements of Compensation beginning on page 28. The other named executive officers did not receive an annual incentive award or bonus for 2008.

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Generally speaking, executive base salaries are set at approximately the 50th percentile for comparable positions in the labor pool from which we recruit. Short-term cash incentive awards also are expected to approximate the 50th percentile in a year of good, but not exceptional, company and individual performance as determined by the Compensation Committee. The incentive program is sufficiently related to performance results such that that total compensation (i.e., base salary plus short-term incentives) should attain the top quartile of the market when the Committee determines that individual and company performance have been exceptional. We use this approach because it allows Constellation Energy to provide competitive base salaries and short-term incentive awards that promote exceptional performance by virtue of the opportunity for higher incentive payments, which allows us to compete for, attract and retain executive talent.

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As discussed more fully below, long-term incentive award grants generally provide the opportunity, based on company actual long-term performance, for total direct compensation (i.e., base salary plus short-term plus long-term incentives) in a year of good but not exceptional performance to approximate the 50th percentile of the market, and generally vest over a period of three years to provide retention incentives.

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Typically nearly half of each executive officer’s annual total direct compensation is in the form of stock-based or stock-linked awards, such as stock options, restricted stock and performance units, so as to tie a significant portion of long-term compensation to stock price appreciation realized by all Constellation Energy shareholders.

Use of Compensation Consultants and Benchmarking

Overview

Constellation Energy administers compensation changes for all employees, including our named executive officers on an annual basis. Each February, after performance results for the prior year are finalized and publicly announced, short- and long-term incentive payouts for the prior performance period are determined and base salary changes and long-term incentive grants are approved by the applicable authorized individuals. This administration schedule permits compensation decisions to be made within a reasonable time after disclosure of Constellation Energy’s annual earnings, so that an assessment of business unit and individual contributions to corporate performance can provide alignment of pay with performance. This schedule also facilitates the establishment of short- and long-term performance metrics that are consistent with Constellation Energy’s business plan objectives, including achievement of annual earnings per share results and long-term stock price growth expectations consistent with guidance communicated to shareholders at the beginning of the year.

Use of Compensation Consultants

Our Compensation Committee retains a compensation consultant to assist the Committee in determining both the mix of compensation that we make available to our named executive officers and the amount of each element, taking into account the general goals of our compensation program. The compensation consultant also provides research and market data to the Compensation Committee. A representative of the compensation consultant generally attends meetings of the Compensation Committee and also communicates directly with the Compensation Committee Chair. For 2008 our Compensation Committee retained Exequity LLP (Exequity), which exclusively provides executive compensation consulting services to the Compensation Committee and no other consulting services to Constellation Energy.

Benchmarking

With assistance from the compensation consultant, our Compensation Committee has established the following peer groups to benchmark the components of the total direct compensation of our named executive officers:

•	a peer group of 15 energy companies (Energy Peers) that represents the group of companies that is used by management to evaluate operational and financial performance for non-compensatory purposes:

Allegheny Energy, Inc.	Entergy Corporation	PPL Corporation
American Electric Power Company, Inc.	Exelon Corporation	Progress Energy, Inc.
Dominion Resources, Inc.	FirstEnergy Corporation	Public Service Enterprise Group, Inc.
Duke Energy Corporation	FPL Group Inc.	The Southern Company
Edison International	PG&E Corporation	Sempra Energy

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a broad group of over 190 companies (General Industry Peers) in a proprietary database of executive compensation practices which excludes companies from the financial, healthcare and retail industries. Use of data from a broad general industry is a leading benchmarking practice and provides a view of practices and trends outside of the energy industry.

The compensation consultant conducted market studies using compensation data from both peer groups. The consultant examined the pattern of compensation practices among the peer group companies and adjusted the benchmark data as deemed necessary to reflect the pay levels the peer group companies were expected to pay if they were Constellation Energy’s revenue size. The Compensation Committee reviewed the benchmark data at the 50th and 75th percentiles as a reference for determining the 2008 base salary, 2008 short-term incentive award and 2008 long-term incentive target award for Constellation Energy’s named executive officers.

In addition to reviewing the data from the peer groups outlined above, for Ms. Boultwood, our Chief Risk Officer, the Chief Executive Officer reviewed with the Compensation Committee data from McLagan Partners, Inc. (McLagan), which is a leading compensation consulting firm that focuses on the financial services industry, because Constellation Energy competes with companies in the financial industries for talent in our risk management jobs. The Chief Executive Officer and the Compensation Committee reviewed data for 2007 base salary (which was adjusted using an annualized projected salary growth rate of 3.75% to September 1, 2008) short term-incentives and long-term incentives at the 50th and 75th percentiles from McLagan’s Risk Management survey for the Head of Risk Management. This McLagan data was used because the survey Head of Risk Management position represents the duties of Ms. Boultwood.

Material Elements of Compensation

We paid or provided the following elements of compensation to our named executive officers with respect to 2008:

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Base salaries. To remain competitive for critical talent, while keeping a significant portion of an executive’s overall compensation “at risk,” we targeted the base salaries for our named executive officers to be at approximately the median of the base salaries for comparable positions at the peer groups. For 2008, each named executive officer’s base pay was at or below the 50th percentile of the applicable market for comparable positions.

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Short-term incentives. We provided each of our named executive officers with the opportunity to earn an annual cash incentive award for 2008 performance under an Executive Annual Incentive Plan (AIP) that was approved by shareholders in May 2007. These awards are generally intended to qualify as performance based under Section 162(m) of the Internal Revenue Code. As discussed below, based on 2008 performance, no payouts were made under the AIP.

In February 2008, the funding mechanism for the pool from which the 2008 short-term incentives for the named executive officers were to be paid was established by management and reviewed by the Compensation Committee. The funding mechanism was based on achievement of earnings per share (EPS) goals, as adjusted to eliminate the effect of special items. Adjusted EPS is publicly reported quarterly by Constellation Energy. We believe that adjusted EPS reflects results that are comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing. We believe this view of adjusted EPS is consistent with how our investors view our business, and that adjusted EPS is an appropriate measure for these executives because of their company-wide responsibility. A target 2008 EPS of $5.35 was established for purposes of sizing the short-term incentive pool, which was within the EPS guidance that management communicated to Wall Street, and which represented 16% year-over-year earnings growth.

At the Compensation Committee meeting in February 2009, the Committee determined that the 2008 performance targets were not achieved with respect to the short-term incentive award and considered that the failure to achieve performance targets was due to unprecedented market events and an unexpected change in Constellation Energy’s strategic direction. In light of these considerations, the Compensation Committee reviewed the following factors to determine whether any 2008 bonus should otherwise be payable:

➢	Constellation Energy’s 2008 adjusted EPS of $3.57, as publicly reported, was well below the $5.35 EPS goal established at the beginning of the year.

➢

At the Chief Executive Officer’s request, and with the consent of the Board of Directors, the Chief Executive Officer announced during Constellation Energy’s earnings call on February 18, 2009 that he was forgoing any short-term incentive award for 2008.

➢	The Chief Executive Officer presented to the Committee his proposed short-term incentive payouts for the other named executive officers.

➢	The Committee reviewed the benchmarking, survey and market data discussed above in Benchmarking.

➢	The Committee noted the extraordinary efforts by the named executive officers during the negotiation of the MidAmerican and EDF transactions.

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The Committee considered and agreed with the individual performance assessments that the Chief Executive Officer presented to the Committee for each other named executive officer as well as the Chief Executive Officer’s self assessment. The Committee members also discussed their own assessment of each named executive officer’s performance.

➢	The Committee discussed the relative compensation and organizational roles and responsibilities of the named executive officers.

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The Committee considered that Mr. Thayer had entered into an agreement with Constellation Energy upon becoming Treasurer, which is described in Employment, severance and other agreements beginning on page 32, that provided for a guaranteed minimum 2008 bonus of $800,000.

➢	The Committee noted that Mr. Barron and Ms. Boultwood were hired in 2008.

After reviewing the foregoing factors, the Committee determined that no awards were payable to the named executive officers for 2008 under the AIP. However, the Committee did award Mr. Barron and Ms. Boultwood bonuses outside of the plan for 2008 in light of their joining Constellation Energy in 2008. Both executives received a bonus payment equal to their short-term incentive target (100% of base salary). The Committee also recognized that Mr. Thayer was entitled to a 2008 bonus under the agreement he previously entered into with Constellation Energy described in Employment, severance and other agreements beginning on page 32. The Committee also considered that the resulting total direct compensation for 2008 for each named executive officer was at or below the median of the market data discussed above in Benchmarking, even taking into consideration the annual bonuses paid to Messrs. Barron and Thayer and Ms. Boultwood. The Committee determined that the bonuses it approved for the named executive officers were reasonable. The bonus payouts approved by the Compensation Committee are reflected in the Bonus column of the 2008 Summary Compensation Table on page 36 and related footnotes and, to the extent applicable, the target payouts at the time of grant are reflected in the Grants of Plan-Based Awards Table on page 40.

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Long-term incentives. Traditionally, we have taken a portfolio approach to designing our long-term incentive programs, whereby multiple types of performance based awards comprise our annual grants. Our named executive officers have been provided the opportunity to earn long-term incentive awards under our shareholder-approved Executive Long-Term Incentive Plan as follows:

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50% of the total grant value in the form of stock options that reward for shareholder value creation, with delivered value tied solely to Constellation Energy’s equity performance and that provide for clear alignment of the interests of our executives with the interests of our shareholders. Stock options deliver value to the executives only if Constellation Energy’s stock price increases above the fair market value of the stock on the date the options are granted, and

➢

50% of the total grant value in the form of performance units that are tied to Constellation Energy’s relative total shareholder return over the ensuing three years compared to companies described in footnote 1 of the Outstanding Equity at Fiscal Year End Table and that are denominated in cash, which also aligns executive and shareholder interests. Total shareholder return is computed as the change in the fair market value of stock using the average closing price of the stock for the 20 trading days prior to the beginning and the end of the performance period, assuming dividends paid during the performance period are reinvested on the ex-dividend date at the closing price on such date. The performance units will begin to deliver value to executives only if Constellation Energy’s total shareholder return at the end of the three-year performance period performs above the 25th percentile in relation to the aforementioned companies.

In October 2008, we benchmarked our grant mix of stock options and performance units and Exequity determined the mix is consistent with prevalent practices at other companies. In January 2009, Exequity reconfirmed the market prevalence of the grant mix for the Compensation Committee. These award vehicles promote both improved performance and retention over time. Stock options accrue value for recipients only when share price appreciates, and they vest each year on a ratable basis over a three-year period. Performance units reward recipients only when Constellation Energy’s total shareholder return performs well in relation to our peers and they vest at the end of a three-year performance period. These awards are generally intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code.

2008 – 2010 Long-Term Incentive Program. In February 2008 the named executive officers each were granted awards under the long-term incentive program (except for Mr. Barron who received a grant upon his hire in April 2008). The awards consisted of stock options and performance units. The amounts of the awards approved by the Compensation Committee were based on a review of market data for each job as described in Benchmarking as well as recommendations of the Chief Executive Officer for the other named executive officers. The Committee approved an award grant at the top quartile for Messrs. Shattuck, Wallace and Yoskowitz (which grant Mr. Yoskowitz subsequently forfeited as described in Employment, severance and other agreements). While the expected value of these grants was higher than an amount consistent with the compensation philosophy of extending long-term incentive grants at the median of the market, the larger grants reflected the Compensation Committee’s evaluation of the contributions of these named executives to Constellation Energy’s superior 2007 earnings and stock price performance.

Stock options were granted on February 21, 2008 with an option price equal to the closing price per share of Constellation Energy common stock on the date of grant ($93.97). The market price of Constellation Energy’s stock on December 31, 2008 was well below the option price for all outstanding options.

Awards of performance units were made on February 21, 2008 for the three-year performance period that began January 1, 2008. Each performance unit is equivalent to one dollar ($1.00). The value of the performance unit award payout is dependent on one of two measures. The primary measure, which is Constellation Energy’s total shareholder return for the three-year performance period relative to the total shareholder return of investment grade large- and mid-cap companies in the Dow Jones Electricity and Multiutilities Indexes, must be above the 25th percentile in order to merit a payout between 50% and 200% of the original grant value. If Constellation Energy’s percentile rank for the primary measure is below the 25th percentile, a secondary measure compares Constellation Energy’s total shareholder return for the three-year performance period to companies who are in the S&P 500 Index. If Constellation Energy’s total shareholder return is above the 25th percentile of this group, payment under the secondary measure will be between 50% and 100% of the original grant value. Performance units vest at the end of a three-year performance period and will be paid out in cash. Constellation Energy’s relative total shareholder return as of December 31, 2008 was below threshold for both the primary and secondary measure.

The option grants and performance unit awards approved by the Compensation Committee are reflected in the Grants of Plan-Based Awards Table on page 40.

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Supplemental retirement benefits. Constellation Energy sponsors qualified defined benefit employee pension plans that cover most employees, including our named executive officers. In addition, any employee whose pension plan benefit is limited by Internal Revenue Code limitations (including any of our named executive officers) participates in the Benefits Restoration Plan. The purpose of this plan is to provide our named executive officers and other employees who are affected by Internal Revenue Code limitations with the opportunity to receive a pension benefit that bears a comparable ratio to their compensation as is provided to employees whose pensions are not limited by the Internal Revenue Code. This type of plan is prevalent among companies in the general industry and extending participation to our employees enhances the competitiveness of our overall compensation and benefits program.

As described in Pension Benefits beginning on page 44, Constellation Energy also provides Messrs. Shattuck and Wallace with additional supplemental retirement benefits that are designed to provide a competitive total compensation and benefits package to a select few executives. To be eligible for the retirement benefit, the executive must be at least age 55 with 10 or more years of service at the date of employment termination, which provides a retention mechanism for participating executives. As of December 31, 2008, Mr. Shattuck did not meet the age and service requirements to receive benefits under this plan.

No new participants have been admitted to Constellation Energy’s supplemental retirement plan since January 2002, when Mr. Wallace was hired. At that time, as an inducement to join Constellation Energy, he was provided with a three-year employment contract that admitted him to the plan and credited him with seven years of additional vesting service so that he would have a vested benefit under the plan when his employment contract expired. The additional years of vesting service did not increase the amount payable to Mr. Wallace upon vesting in the plan. Based on his age and credited service, he became eligible to retire under the plan in January 2005. On December 12, 2008, the Compensation Committee approved an amendment to the plan that entitled Mr. Wallace to receive a one-time lump sum payment of his supplemental retirement benefits on a date certain prior to his termination from employment. The Committee approved this amendment to induce Mr. Wallace, who was planning to retire, to instead accept the increased responsibilities required of his new Vice Chairman position and to take on the additional role of primary point of contact with EDF executives. Therefore, the amendment permitted Mr. Wallace to continue to provide critical executive management leadership to Constellation Energy rather than be forced to terminate employment to receive his supplemental retirement benefits. After the payment of the supplemental retirement plan benefits, Mr. Wallace will cease to accrue benefits under both the Supplemental Plan and the Benefits Restoration Plan. For more information, see footnote 3 to the Pension Benefits Table on page 46.

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Deferred compensation. Constellation Energy sponsors a qualified 401(k) savings plan that covers most employees, including our named executive officers. Constellation Energy also sponsors a Nonqualified Deferred Compensation Plan that provides the opportunity for eligible employees, including our named executive officers, to defer the receipt of certain compensation including base salary and annual incentives. Under the plan, Constellation Energy matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under the Constellation Energy qualified 401(k) savings plan. The Nonqualified Deferred Compensation Plan is part of our competitive total compensation and benefits package that helps us attract and retain key talent.

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Perquisites. Executive perquisites are discussed in the footnotes to the 2008 Summary Compensation Table. The Compensation Committee has provided the named executive officers the perquisites described in the 2008 Summary Compensation Table for a variety of different reasons depending on the perquisite. For example, the Committee believes that minimizing security concerns regarding the safety of the named executive far outweigh the costs of the security-related benefits provided to the executive during non-business time. The Committee also believes, with respect to travel-related expenses, that enhancing the work efficiency of the named executive during personal travel benefits Constellation Energy.

We also believe that the executive perquisites we provide are consistent in form and amount to those offered to executives at similar levels at companies with whom we compete for talent.

Beginning in 2009, Constellation Energy has discontinued the practice of providing tax gross-up on perquisites that are provided to our executive officers, other than tax gross-ups on relocation benefits.

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Employment, severance and other agreements. Constellation Energy has entered into change in control severance agreements with Messrs. Shattuck, Collins, Barron, and Wallace. The purpose of these agreements is to ensure our executives will always work in the best interests of shareholders even if the executive knows that he may lose his job following a major corporate transaction and the practice of providing such agreements was found to be competitive among companies with whom we compete for talent. As explained further in Potential Post-Employment Payments beginning on page 48, in general, if an executive’s employment is terminated following a change in control transaction, he receives compensation and benefits essentially as if he had worked for up to an additional three years. The change in control events that trigger benefits and the benefit levels under the agreements are routinely benchmarked by Constellation Energy. In 2008, using prevalency data for companies in the energy industry that was furnished by Exequity, the provisions of the agreements were compared to the terms of similar agreements provided to executives by the other companies. Based on this review, the Committee determined not to make any changes to the agreements, except for amendments to comply with the Internal Revenue Code Section 409A that are described in Amendments approved during 2008 for tax purposes on page 35.

In January 2008, in connection with her offer of employment into a non-executive officer position, Ms. Boultwood received a taxable cash signing bonus of $850,000. This bonus was intended to compensate her for unvested equity and cash-based grants that she forfeited as well as amounts she was required to pay back to her previous employer as a consequence of leaving that employer to work for Constellation Energy. We understand that our practice of compensating employees for value foregone as a result of accepting employment with the company is consistent with prevalent hiring practices. This bonus is subject to a pay-back agreement if she is terminated for cause or voluntarily resigns from Constellation Energy within two years of the commencement of her employment. Ms. Boultwood also received other compensation as part of her employment offer that is disclosed in the applicable tables. This employment offer was not reviewed by the Compensation Committee because Ms. Boultwood was not hired into an executive officer position. After Ms. Boultwood was promoted into an executive officer position, the Compensation Committee ratified her compensation.

The Compensation Committee approved the following terms of an offer of employment to Mr. Barron. On April 1, 2008, as part his employment offer, Mr. Barron received an annual grant under the Executive Long-Term Incentive Plan consistent with market median levels of annual total direct compensation for his position. This grant consisted of stock options with an option price of $90.00 (the fair market value on the date of grant) that vest and become exercisable over a three-year period beginning on February 21, 2009. It also included performance units that will vest at the end of the three-year performance period that began January 1, 2008. In order to compensate Mr. Barron for equity and cash-based grants he forfeited as a consequence of leaving his former employer to work for Constellation Energy, Mr. Barron received a signing bonus of 25,690 service-based restricted stock units, with a fair market value (average of high and low stock price on the date of grant) of $89.53 per stock unit, that will be settled in cash or stock at the sole discretion of Constellation and will vest ratably over 4 years subject to Mr. Barron’s continued employment (25% of the grant vested on April 1, 2009 and 25% will vest on April 1 of each of the next three years thereafter). Dividends will accumulate and be paid out as the applicable units vest.

In October 2008 Mr. Thayer was named Treasurer of Constellation Energy. Because of the importance of his relationship with credit rating agencies and credit facility banks, and to induce him to accept the position and to remain employed with Constellation Energy, he entered into an agreement with Constellation Energy that entitled him to a guaranteed minimum 2008 bonus amount of $800,000 (2008 Bonus) payable in 2009, and a guaranteed minimum 2009 bonus amount of $600,000 (2009 Bonus) payable in 2010. This agreement also states that if Mr. Thayer’s employment is terminated by Constellation Energy for a reason other than for cause or he leaves the company for good reason (as defined in the agreement), Mr. Thayer would be entitled to the following: (i) payment of the 2008 Bonus and 2009 Bonus at the same time such bonuses would have otherwise been paid, (ii) an amount equal to his monthly base salary rate which would continue to be paid monthly for a period of 12 months following such termination, and (iii) continuation of health benefits at employee rates for 12 months, which would discontinue if he obtains employment that offers group health benefits. In exchange for these benefits, Mr. Thayer would not be eligible to participate in the Constellation Energy severance plan, and would be required to execute a release of claims against the company. This agreement was not reviewed by the Compensation Committee because Mr. Thayer was not in an executive officer position at the time of the agreement. After Mr. Thayer was promoted to the Chief Financial Officer position, the Compensation Committee ratified his compensation, including his agreement.

In October 2008, Constellation Energy terminated the employment of Mr. Yoskowitz. To settle all outstanding compensation and benefit issues with respect to Mr. Yoskowitz’s employment with and immediate exit from Constellation Energy, the company agreed to provide him with a severance payment of $4,750,000 and a lump sum payment for medical coverage of $90,788 which included tax gross-up. This severance was the result of negotiations with Mr. Yoskowitz during the period in which Constellation Energy was under an agreement with MidAmerican which was expected to result in a change in control. Among other benefits Mr. Yoskowitz would have received if his employment had been terminated in connection with a change in control with an assumed closing date of June 30, 2009, he would have received a $6 million cash severance payment, an accelerated payout on outstanding performance units of $1.4 million, a pro-rata maximum annual incentive award payment of $825,000 and an enhancement of his Benefits Restoration Plan benefit totaling $1.2 million. In return for the severance payment, Mr. Yoskowitz agreed to the cancellation of his existing options and performance units, with the exception of options that were granted as part of his initial employment offer, and released Constellation Energy from future claims. For more information see Termination of Named Executive Officer on page 56.

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Other benefits. In addition to the material elements of compensation described above, each of our named executive officers also participates in health and welfare plans on terms and conditions substantially similar to those applicable to our other employees, including retiree medical coverage for our named executive officers who meet the criteria set forth in the applicable plans.

Stock Ownership and Hedging Policy

To more closely align the interests of our named executive officers with our shareholders, we require our named executive officers to acquire and hold Constellation Energy stock with a value equal to established multiples of base salary:

Chief Executive Officer	7 times base salary
Vice Chairman, Chief Financial Officer and Executive Vice President	5 times base salary
Senior Vice President	3 times base salary

Due to the steep decline in Constellation Energy’s stock price in 2008, none of the named executive officers employed by Constellation Energy on December 31, 2008, were in compliance with stock ownership requirements at that time, with the exception of Mr. Wallace.

Under Constellation Energy’s Insider Trading Policy, employees including named executive officers are prohibited from selling securities of Constellation Energy “short” and from transacting in options, warrants, puts and calls or similar instruments on Constellation Energy’s securities.

Tax Policies

Policy concerning $1 million deduction limitation. Section 162(m) of the Internal Revenue Code (Code) limits to $1,000,000 the annual tax deduction for compensation paid to named executive officers, unless paid pursuant to a performance-based shareholder approved plan. We intend that most of the total direct compensation payable to the named executive officers (base salary, short-term incentive and long-term incentive) be deductible by Constellation Energy and much of the other compensation, such as the supplemental retirement plan, be paid at a time when not subject to the limitations of Section 162(m). While the Compensation Committee’s general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers, the Committee may award or pay some elements of compensation that are not deductible by reason of Section 162(m) in order to achieve its desired compensation objectives.

Policy concerning additional tax on nonqualified deferred compensation plan benefits. Constellation Energy’s compensation and benefit plans and arrangements have been designed and administered with the objective of not triggering the additional tax under Section 409A of the Code.

Amendments approved during 2008 for tax purposes. The Compensation Committee approved amendments to the benefit plans and agreements set forth below to ensure an exemption from or compliance with Section 409A of the Code.

•	Constellation Energy Group, Inc. Nonqualified Deferred Compensation Plan

•	Constellation Energy Group, Inc. Deferred Compensation Plan for Non-Employee Directors

•	Constellation Energy Group, Inc. Benefits Restoration Plan

•	Constellation Energy Group, Inc. Supplemental Pension Plan

•	Constellation Energy Group, Inc. Senior Executive Supplemental Plan

•	Change in Control Severance Agreements with certain executive officers

None of the changes made to the benefit plans and agreements enhanced the amount of benefits to which a participant is or may be entitled under the benefit plans and agreements.

In addition, the Compensation Committee approved an amendment to Constellation Energy’s 2007 Executive Annual Incentive Plan (AIP) to reflect recent interpretative guidance provided by the Internal Revenue Service regarding when payments made upon an involuntary termination without cause are deemed performance-based for purposes of Section 162(m) of the Code. The AIP was amended to delay payouts to participants who are terminated at the request of a third party who has taken steps reasonably calculated to effect a change in control or in anticipation of a change in control transaction until the earlier of the end of the applicable performance period or the completion of the change in control transaction.

2008 Summary Compensation Table

Name and Principal Position (a)[1]	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)[10] (e)	Option Awards ($)[11] (f)	Non-Equity Incentive Plan Compensation ($)[12] (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[13] (h)	All Other Compensation ($)[14] (i)	Total ($) (j)
Mayo A. Shattuck III Chairman, President and Chief Executive Officer, Constellation Energy	2008 2007 2006	1,290,385 1,201,923 1,000,000	— — —		22,688 3,044,292 7,252,948	3,954,716 3,103,095 760,032	— 5,500,000 10,800,000	10,316,000 934,000 —	147,217 120,386 245,689	15,731,006 13,903,697 20,058,669
John R. Collins[2] Former Chief Financial Officer, Constellation Energy	2008 2007	400,000 342,308	— —		5,424 263,289	430,678 224,960	— 1,300,000	759,300 337,900	40,955 38,435	1,636,357 2,506,892
Jonathan W. Thayer[3]	2008	247,942	800,000	[7]	16,673	129,998	—	46,700	30,231	1,271,544
Senior Vice President and Chief Financial Officer, Constellation Energy
Henry B. Barron[4]	2008	420,192	575,000	[8]	928,365	215,389	—	64,700	54,358	2,258,004
Executive Vice President, Constellation Energy and President, Chief Executive Officer and Chief Nuclear Officer, Constellation Energy Nuclear Group
Brenda L. Boultwood[5]	2008	250,000	1,110,000	[9]	9,028	66,207	—	26,000	142,489	1,603,724
Senior Vice President and Chief Risk Officer, Constellation Energy
Michael J. Wallace Vice Chairman, Constellation Energy	2008	540,000	—		107,865	923,824	—	1,986,000	175,184	3,732,873
Irving B. Yoskowitz[6] Former Executive Vice President and General Counsel	2008	485,459	—		98,486	46,003	—	345,900	4,823,926	5,799,774

Notes to 2008 Summary Compensation Table:

[1]

Messrs. Shattuck and Collins are the only named executive officers who were also named executive officers in 2007. Mr. Shattuck was also a named executive officer in 2006. All other officers are included as a named executive officer for the first time, except Mr. Wallace who was included in the 2004 Summary Compensation Table.

[2]	Mr. Collins ceased to serve as Chief Financial Officer in October 2008.
[3]	Mr. Thayer was appointed Chief Financial Officer in October 2008.
[4]	Mr. Barron was hired in April 2008.
[5]	Ms. Boultwood was hired in January 2008. She became an executive officer in October 2008.
[6]	Mr. Yoskowitz’s employment was terminated by Constellation Energy in October 2008.
[7]

In October 2008, in connection with his appointment as Treasurer, Mr. Thayer entered into an agreement, described in Employment, severance and other agreements in Compensation Discussion and Analysis, which entitled him to a guaranteed minimum 2008 bonus amount of $800,000. He was subsequently promoted to Chief Financial Officer and his agreement remains in effect in the new position.

[8]

As described in Employment, severance and other agreements in Compensation Discussion and Analysis, because Mr. Barron was hired during 2008 the Compensation Committee determined to exempt him from its decision to not pay 2008 short-term incentive awards or bonuses to executive officers.

[9]

As described in Employment, severance and other agreements in Compensation Discussion and Analysis, Ms. Boultwood was hired during 2008 and received a cash sign-on bonus at the time of hire of $850,000. Also, because Ms. Boultwood was hired during 2008, the Compensation Committee determined to exempt her from its decision not to pay 2008 short-term incentive awards or bonuses to executive officers and she received a bonus of $260,000.

[10]

For 2008 this column reflects the stock awards expense taken in 2008 in accordance with FAS 123R and as reported in Note 14 of Constellation Energy’s 2008 Form 10-K, but assuming no forfeitures. The table below summarizes, by year of grant, the 2008 expense amounts reported in the Stock Awards column for each named executive officer:

	Stock Awards 2008 Expense by Year of Grant ($)
Name	2005	2006	2007	2008	Total
M. A. Shattuck, III	256,164	—	(528,615)	295,139	22,688
J. R. Collins	20,092	—	(52,862)	38,194	5,424
J. W. Thayer	4,520	—	—	12,153	16,673
H. B. Barron	—	—	—	928,365	928,365
B. L. Boultwood	—	—	—	9,028	9,028
M. J. Wallace	55,782	—	—	52,083	107,865
I. B. Yoskowitz	98,486	—	—	—	98,486

The negative amounts for 2007 are the result of the reversal, for accounting purposes, of expense previously recognized related to the grant of performance units under the 2007 long-term incentive plan and which had been reported in the 2007 Summary Compensation Table. Under applicable accounting rules, because Constellation Energy’s relative total shareholder return performance through December 31, 2008 was below threshold, prior expense accruals based on target performance were required to be reversed.

[11]

For 2008 this column reflects the option awards expense taken in 2008 in accordance with FAS 123R and as reported in Note 14 of Constellation Energy’s 2008 Form 10-K, but assuming no forfeitures. The table below summarizes, by year of grant, the 2008 expense amounts reported in the Option Awards column for each named executive officer:

	Option Awards 2008 Expense by Year of Grant ($)
Name	2005	2006	2007	2008	Total
M. A. Shattuck, III	52,847	—	1,304,599	2,597,270	3,954,716
J. R. Collins	4,141	—	146,422	280,115	430,678
J. W. Thayer	936	—	39,926	89,136	129,998
H. B. Barron	—	—	—	215,389	215,389
B. L. Boultwood	—	—	—	66,207	66,207
M. J. Wallace	10,361	—	531,506	381,957	923,824
I. B. Yoskowitz	46,003	—	—	—	46,003

[12]

No awards were paid under the Executive Annual Incentive Plan (AIP) for the 2008 performance year. As described in Material Elements of Compensation in Compensation Discussion and Analysis, Mr. Barron and Ms. Boultwood, who were hired in 2008, and Mr. Thayer, who has a bonus guarantee, were awarded the amounts reflected in the Bonus column (column d) of the 2008 Summary Compensation Table.

[13]

Includes the annual change in the value of benefits under qualified and nonqualified pension plans. Mr. Shattuck is not currently eligible to retire under the Supplemental Plan. Mr. Shattuck’s pension value increased due to the impact of Mr. Shattuck’s average annual incentive payments that are used in the calculation of his Supplemental Plan benefits, the increase in his age, changes in the mortality assumptions under Internal Revenue Service rules and a decrease in the discount rate assumptions in Note 7 to Constellation Energy’s 2008 Form 10-K, which rate is used to compute the present value of his Supplemental Plan benefits (see footnote 2 to Pension Benefits Table). Future changes in discount rates, age, mortality assumptions and compensation will impact the increase or decrease in the value of benefits. Mr. Wallace’s pension value increased primarily due to the increase in his age and years of service, changes in the mortality assumptions and the decrease in the discount rate.

[14]

Represents Constellation Energy’s matching contributions under its 401(k) savings plan and Nonqualified Deferred Compensation Plan, the cost of long-term disability premium, perquisites and related tax gross-up and severance. A breakdown of the amounts follows:

Name	Company Matching Contributions ($)	Long- Term Disability Plan Premium ($)14a	Perquisites and Tax Gross-Up ($)14b	Severance ($)14c	Total ($)
M. A. Shattuck, III	38,712	1,050	107,455	—	147,217
J. R. Collins	12,000	—	28,955	—	40,955
J. W. Thayer	6,900	1,050	22,281	—	30,231
H. B. Barron	6,900	767	46,691	—	54,358
B. L. Boultwood	—	1,010	141,479	—	142,489
M. J. Wallace	16,200	1,050	157,934	—	175,184
I. B. Yoskowitz	11,415	909	61,602	4,750,000	4,823,926

14a	Constellation Energy’s payment to the executive for the premium cost of long-term disability coverage under the standard employee plan.
14b	Methodology used to calculate perquisite incremental costs follows:

Private transportation. A per hour cost of Constellation Energy employed drivers is calculated by taking the total driver compensation and dividing by the total hours worked in the year. The incremental cost for the executive’s personal use is determined by multiplying the total hours of personal trip time by the per hour cost. Incremental cost for third-party contract drivers is the total amount paid by Constellation Energy.

Aircraft. Constellation Energy owns a fractional interest in aircraft operated by a third party which are used for business travel by executives. There was no personal use of private aircraft by Constellation Energy executives during 2008.

Matching gifts. Constellation Energy matches gifts of up to $10,000 made by the named executive officer to accredited higher education institutions and charitable organizations.

Relocation. Constellation Energy provides relocation benefits to employees who relocate their personal residence in connection with accepting an offer of employment from Constellation Energy. These relocation benefits were provided to the named executive officers who were hired in 2008. The relocation benefits provided to the named executive officers include some enhancements above the standard relocation benefits provided to other employees. The amounts reported as perquisites for relocation represent the enhancements to the standard benefits; however, the tax gross-up amounts reported include the total gross-up on all relocation benefits received by the executive.

All other perquisites. The total actual cost to Constellation Energy is reflected as incremental cost.

Discontinuance of tax gross-ups. Beginning in 2009, Constellation Energy has discontinued the practice of providing tax gross-up on perquisites that are provided to our executive officers, other than tax gross-up on relocation benefits.

The following table indicates the various perquisites for which Constellation Energy has incurred incremental costs for each named executive officer. A check mark (✓) indicates perquisite usage during 2008 by the named executive officer listed at the top of the column. For those perquisites for which the value exceeds $25,000, the amount is indicated. The cost of tax gross-up on certain perquisites is also included:

	Shattuck	Collins	Thayer	Barron	Boultwood	Wallace	Yoskowitz
Personal Use of Company Drivers & Private Transportation	✓	✓		✓		36,992	✓
Use of Company Aircraft
Matching Gift	✓					✓
Planning Tax, Financial & Estate	28,038	✓	✓		✓	34,488	✓
Home Security System	✓	✓				✓
Auto Allowance	✓	✓	✓	✓	✓	✓	✓
Parking	✓	✓	✓	✓	✓	✓	✓
Physical Examinations	✓						✓
Personal Use of Club Memberships		✓
Spouse Travel & Entertainment	✓	✓	✓	✓		✓
Other Entertainment	✓						✓
Relocation				✓	30,095
Tax Gross Up*	27,864	4,480	4,250	25,151**	98,534***	40,444	23,914

*	Beginning in 2009, Constellation Energy has discontinued the practice of providing tax gross-up on perquisites that are provided to our executive officers, other than tax gross-up on relocation benefits.
**	Includes $25,151 of tax gross-up on standard employee relocation benefits and executive relocation benefits.
***	Includes $98,534 of tax gross-up on certain perquisites ($94,985 related to standard employee relocation benefits and executive relocation benefits).

14c	Severance paid to terminated executive. See Termination of Named Executive Officer on page 56 for more information.

Grants of Plan-Based Awards

As described in Compensation Discussion and Analysis, Constellation Energy granted cash-based and equity awards to the named executive officers under Constellation Energy’s short-term and long-term incentive plans. The following table sets forth the range of future payouts pursuant to awards granted in February 2008 (except for Mr. Barron who received grants upon hire in April 2008).

		2008 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
M.A. Shattuck III	2/21/2008		0	[3]		2,125,000	4,250,000	8,500,000
	2/21/2008										226,550	93.97	4,250,000

J.R. Collins	2/21/2008		400,000	[4]		275,000	550,000	1,100,000
	2/21/2008										29,320	93.97	550,000

J.W. Thayer	2/21/2008		400,000	[4]		87,500	175,000	350,000
	2/21/2008										9,330	93.97	175,000

H.B. Barron	4/1/2008		575,000	[4]		215,625	431,250	862,500
	4/1/2008										23,120	90.00	431,250
	4/1/2008								25,690	[5]			2,300,000

B.L. Boultwood	2/21/2008		260,000	[4]		65,000	130,000	260,000
	2/21/2008										6,930	93.97	130,000

M.J. Wallace	2/21/2008		540,000	[4]		375,000	750,000	1,500,000
	2/21/2008										39,980	93.97	750,000

I.B. Yoskowitz[6]	2/21/2008		550,000	[4]		300,000	600,000	1,200,000
	2/21/2008										31,980	93.97	600,000

Notes to 2008 Grants of Plan-Based Awards Table:

[1]

Reflects possible payout range of 2008 long-term incentive performance unit awards. Each unit is valued at $1.00. The expense taken in 2008 in accordance with FAS 123R is reported in the Stock Awards column of the 2008 Summary Compensation Table. The performance measures are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year End Table.

[2]	Represents stock options which vest each year on a ratable basis over a three-year period beginning February 21, 2009.
[3]	Since target amount is not determinable, reflects that no 2008 Executive Annual Incentive Plan award was paid.
[4]

Represents target award opportunity. Threshold and maximum awards are not determinable. As reported in footnote 12 to the 2008 Summary Compensation Table, no awards were granted under the Executive Annual Incentive Plan for the 2008 performance year.

[5]

Represents service-based restricted stock units granted to Mr. Barron on April 1, 2008 upon commencement of employment that vest ratably over four years beginning April 1, 2009. Units are valued at fair market value on April 1, 2008 ($89.53 average of the high and low stock price).

[6]	All plan-based awards granted to Mr. Yoskowitz in February 2008 were forfeited when his employment was terminated by Constellation Energy in October 2008.

Outstanding Equity Awards at Fiscal Year-End

The market values in the table below are based on the closing price of Constellation Energy common stock on December 31, 2008 of $25.09 per share.

	Outstanding Equity Awards at December 31, 2008
	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: # Exercisable (b)		Number of Securities Underlying Unexercised Options: # Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock that Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)[1] (i)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1] (j)
M.A. Shattuck III	184,773	[2]				39.63	2/26/2014	57,264	[13]	1,436,754	8,250,000	8,250,000
	334,210	[3]				50.96	2/24/2015
	975,487	[4]				58.33	2/5/2012
	75,874	[4]				58.33	2/26/2014
	97,680	[5]	195,360	[5]		75.85	2/22/2017
			226,550	[6]		93.97	2/21/2018
J.R. Collins	25,000	[7]				31.21	5/24/2012	2,863	[14]	71,833	950,000	950,000
	21,650	[2]				39.63	2/26/2014
	26,210	[3]				50.96	2/24/2015
	5,494	[5]	10,986	[5]		75.85	2/22/2017
	2,997	[8]	5,993	[8]		95.10	7/19/2017
			29,320	[6]		93.97	2/21/2018
J.W. Thayer	14,000	[9]				28.14	1/2/2013				297,500	297,500
	5,960	[10]				28.81	5/2/2013
	5,720	[2]				39.63	2/26/2014
	5,900	[3]				50.96	2/24/2015
	2,990	[5]	5,980	[5]		75.85	2/22/2017
			9,330	[6]		93.97	2/21/2018
H.B. Barron			23,120	[11]		90.00	4/1/2018	26,352	[15]	661,172	431,250	431,250
B.L. Boultwood			6,930	[6]		93.97	2/21/2018				130,000	130,000
M.J. Wallace	19,873	[10]				28.81	5/2/2013				1,500,000	1,500,000
	41,573	[2]				39.63	2/26/2014
	65,530	[3]				50.96	2/24/2015
	250,239	[4]				58.33	2/5/2012
	28,433	[4]				58.33	5/2/2013
	17,038	[4]				58.33	2/26/2014
	18,317	[5]	36,633	[5]		75.85	2/22/2017
			39,980	[6]		93.97	2/21/2018
I.B. Yoskowitz	163,830	[12]				53.65	6/1/2015

Notes to Outstanding Equity Awards Table:

[1]

Represents the target awards of performance units (each unit is worth $1) that were made for the three-year performance periods that began January 1, 2007 and January 1, 2008 pursuant to Constellation Energy’s Executive Long-Term Incentive Plan. Grant values for each named executive officer were as follows:

	2007	2008
M. A. Shattuck III	$4,000,000	$4,250,000
J. R. Collins	$400,000	$550,000
J. W. Thayer	$122,500	$175,000
H. B. Barron	0	$431,250
B. L. Boultwood	0	$130,000
M. J. Wallace	$750,000	$750,000
I. B. Yoskowitz	0	0

The performance units are paid out only if Constellation Energy meets performance objectives established by the Compensation Committee. The primary performance criterion is three-year total shareholder return (TSR) relative to investment grade large- and mid-cap companies in the combined Dow Jones Electricity and Multiutilities Indexes. If Constellation Energy’s TSR is below a minimum threshold during the performance period, then Constellation Energy’s TSR will be measured against the TSR of investment grade companies in the S&P 500 Index. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of performance units in the event that employment is terminated.

[2]	Options were granted on February 26, 2004 and were fully vested as of February 26, 2007.
[3]	Options were granted on February 24, 2005 and were fully vested as of February 24, 2008.
[4]

Represents unexercised replacement options granted on December 21, 2005 following the exercise of all vested options held by such executive officers at the request of the Compensation Committee for the purposes of minimizing the potential amount of excise taxes and tax gross-up payable by Constellation Energy on behalf of the executive officers pursuant to Section 4999 of the Internal Revenue Code. The number of replacement options is equal to the actual options exercised, less the number of shares of common stock actually delivered to the executive officer net of tax withholding. The replacement options were fully vested at grant and retained the expiration date of the options they replaced.

[5]

Represents options granted on February 22, 2007. The option grant vests and becomes exercisable in three equal annual installments beginning on February 22, 2008. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of the unvested options in the event that employment is terminated.

[6]

Represents unvested options granted on February 21, 2008. The option grant vests and becomes exercisable in three equal annual installments beginning on February 21, 2009. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of these options in the event that employment is terminated.

[7]	Options were granted on May 24, 2002 and were fully vested as of May 24, 2005.
[8]

Represents options granted on July 19, 2007 in connection with Mr. Collins’ promotion to Chief Financial Officer. The option grant vests and becomes exercisable in three equal annual installments beginning on February 22, 2008. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of the unvested options in the event that employment is terminated.

[9]	Options were granted on January 2, 2003 and were fully vested as of January 2, 2006.

[10]	Options were granted on May 2, 2003 and were fully vested as of May 2, 2006.
[11]

Represents unvested options granted on April 1, 2008. The option grant vests and becomes exercisable in three equal annual installments beginning on February 21, 2009. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of these options in the event that employment is terminated.

[12]

Options were granted on June 1, 2005 and were fully vested as of June 1, 2008. Pursuant to the terms of Mr. Yoskowitz’s employment offer, following termination of employment the options continue to be exercisable until June 1, 2015, the original expiration date.

[13]	Represents 57,264 fully vested stock units granted on February 26, 2004 (including reinvested dividend shares) that were subject to transfer restriction until February 2009.
[14]	Represents 2,863 fully vested stock units granted on February 26, 2004 (including reinvested dividend shares) that were subject to transfer restriction until February 2009.
[15]

Represents 26,352 service-based restricted stock units granted on April 1, 2008 (including reinvested dividend shares) that vest ratably over four years beginning April 1, 2009. See Potential Post-Employment Payments beginning on page 48 for a description of the treatment of the unvested units in the event that employment is terminated.

Option Exercises and Stock Vested

The following table provides information regarding amounts realized by each named executive officer due to the vesting or exercise of equity compensation during the year.

	Option Exercises and Stock Vested in 2008
	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
M. A. Shattuck III	—		—	27,078	[1]	2,573,358
J. R. Collins	15,000	[2]	885,663	—		—
J. W. Thayer	—		—	—		—
H. B. Barron	—		—	—		—
B. L. Boultwood	—		—	—		—
M. J. Wallace	—		—	2,100	[3]	198,461
I. B. Yoskowitz	—		—	3,322	[4]	288,350

Notes to Option Exercises and Stock Vested in 2008 Table (all values are based on the fair market value of Constellation Energy common stock on the exercise/vesting date):

[1]

Represents fully vested stock units (including reinvested dividend shares) with a one year sales restriction granted on February 22, 2007 for which the sale restriction lapsed on February 22, 2008 (the shares were valued at $95.035).

[2]

Represents stock options that were exercised on February 1, 2008 and May 12, 2008 pursuant to a 10b5-1 plan. The value realized is equal to the market price upon exercise ($94.58 and $81.60, respectively) less the option exercise price ($31.21) multiplied by the number of shares acquired.

[3]	Represents shares of service-based restricted stock (including reinvested dividend shares) that vested on February 24, 2008 (the shares were valued at $94.505).
[4]	Represents shares of service-based restricted stock (including reinvested dividend shares) that vested on June 1, 2008 (the shares were valued at $86.80).

Pension Benefits

Pension Equity Plan

The Pension Equity Plan is a tax qualified employee pension plan under which a lump sum benefit amount is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five years’ base pay plus annual incentive, but covered earnings may not exceed the Internal Revenue Service compensation limitations. The total service credit percentage is equal to the sum of the credit percentages based on the following formula – 5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. No benefits are available under the Pension Equity Plan until a participant has at least three years of vesting service. Benefits payable under the Pension Equity Plan are paid in periodic installments unless a participant elects a lump sum.

Benefits Restoration Plan

The Benefits Restoration Plan is a nonqualified employee pension plan. Benefits under the Benefits Restoration Plan accrue in accordance with the benefit formula of the Pension Equity Plan, but without regard to Internal Revenue Service compensation limitations. No benefits are available until a participant has at least three years of vesting service. Lump sum benefits under the Benefits Restoration Plan will be offset by the benefits under the Pension Equity Plan, but will not be offset by Social Security.

As of December 31, 2008, Messrs. Shattuck, Collins, Thayer, Wallace and Yoskowitz were eligible to receive benefits under the Benefits Restoration Plan. If Mr. Shattuck terminates employment for any reason prior to meeting the eligibility requirements for benefits under the Senior Executive Supplemental Plan that is described below (i.e., before reaching age 55 with 10 or more years of vesting service or before experiencing an entitlement event), he would be eligible to receive benefits under the Benefits Restoration Plan calculated in the manner described above. As of December 31, 2008, Mr. Shattuck’s and Mr. Wallace’s Benefits Restoration Plan accrued benefits were $4,923,000 and $1,430,000 respectively, and are included in the “Supplemental Plan” amounts shown in the Pension Benefits Table on page 46. Accrued benefits under the Benefits Restoration Plan for Messrs. Collins, Thayer and Yoskowitz are reported in the Pension Benefits Table. Mr. Barron and Ms. Boultwood who were hired in 2008 are not eligible to receive benefits under the Benefits Restoration Plan.

Senior Executive Supplemental Plan

Messrs. Shattuck and Wallace participate in the Senior Executive Supplemental Plan (Supplemental Plan) which is a nonqualified pension plan. Under the Supplemental Plan, a participant must be at least age 55 with 10 or more years of vesting service to retire and be entitled to benefits. A participant who experiences an entitlement event is also eligible for benefits. Once a participant becomes entitled to benefits under the Supplemental Plan, benefits are in lieu of any benefits under the Benefits Restoration Plan. Benefits paid upon retirement before age 62 are reduced for early receipt. Mr. Shattuck’s normal retirement annuity benefit under the Supplemental Plan, which is available at age 62 with five or more years of vesting service, will be computed at 60% of covered earnings. At December 31, 2008, based on his current age of 54 and nine years and eight months of vesting service (which includes service as a non-employee director), Mr. Shattuck was not eligible for benefits under the Supplemental Plan as he did not meet the age and service requirements.

Normal retirement annuity benefits available under the plan at age 62 for Mr. Wallace accrue at 5.5% per year of benefit service up to a maximum annuity benefit of 55% of covered earnings. Beginning in January 2005, Mr. Wallace became eligible to retire based on his then current age of 57 and three years of service, plus the seven years of additional vesting service with which he has been credited as described in footnote 1 to the table on the next page. As discussed in footnote 3 to that table, Mr. Wallace received a payout of his Supplemental Plan benefit on April 1, 2009.

Covered earnings under the Supplemental Plan are equal to the average of the highest two of the last five years’ base pay amounts plus the average of the highest two of the last five years’ short-term incentive award amounts and are determined without regard to the Internal Revenue Service compensation limitations. For Mr. Wallace, the short-term incentive award included in covered earnings is capped at 200% of base pay. Benefits payable under the Supplemental Plan are paid in periodic installments unless a participant elects a lump sum. Plan participants are entitled to a 50% survivor annuity benefit at no cost, which applies once a participant has vested in the Pension Equity Plan, regardless of whether the participant was eligible to receive a benefit under the Supplemental Plan. The benefits computed under the Supplemental Plan are offset by benefits under the Pension Equity Plan, but are not offset by Social Security.

Vesting of accrued benefits under the Supplemental Plan accelerates when any of the following events occur: employment termination, demotion or loss of benefit eligibility without cause; a change of control of Constellation Energy followed within two years by the executive’s demotion, employment termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of such accelerated vesting, the executive would be entitled to a lump sum payout of the vested amount from the Supplemental Plan after employment termination as described in Potential Post-Employment Payments beginning on page 48.

The table below sets forth the present value of accumulated benefits as of December 31, 2008 for each of the named executive officers under the plans described above. As of December 31, 2008, Mr. Shattuck was not vested in the Supplemental Plan.

	Pension Benefits
Name (a)	Plan Name (b)	Number of Years of Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
M. A. Shattuck III	Pension Equity Plan	9.7	217,500	—
	Supplemental Plan		33,071,400	—
	Total		33,288,900	—
J. R. Collins	Pension Equity Plan	20.6	390,000	—
	Benefits Restoration Plan		1,471,200	—
	Total		1,861,200	—
J. W. Thayer	Pension Equity Plan	6.0	67,500	—
	Benefits Restoration Plan		109,000	—
	Total		176,500	—
H. B. Barron	Pension Equity Plan	0.8	25,300	—
	Benefits Restoration Plan		39,400	—
	Total		64,700	—
B. L. Boultwood	Pension Equity Plan	1.0	22,500	—
	Benefits Restoration Plan		3,500	—
	Total		26,000	—
M. J. Wallace[3]	Pension Equity Plan	14.0	236,300	—
	Supplemental Plan		8,337,100	—
	Total		8,573,400	—
I. B. Yoskowitz[4]	Pension Equity Plan	3.6	111,900	—
	Benefits Restoration Plan		603,500	—
	Total		715,400	—

Notes to Pension Benefits Table:

[1]

For all named executive officers, credited service is equal to actual years of service with Constellation Energy, except for Mr. Wallace. As part of his initial employment terms when he was hired in January 2002, Mr. Wallace was credited with seven years of additional vesting service under the Supplemental Plan, which made him eligible to retire in January 2005 based on his then current age of 57 and three years of service, plus the seven years of additional vesting service. Mr. Shattuck’s service includes two years and six months of non-employee director service to Constellation Energy. For more information see Supplemental retirement benefits in Compensation Discussion and Analysis.

[2]

The present value of Supplemental Plan benefits for Messrs. Shattuck and Wallace was calculated by converting an annuity payable at age 62 (earliest retirement age without reduction to benefit) to a lump sum as of December 31, 2008 using the same assumptions described in Note 7 of Constellation Energy’s 2008 Form 10-K which includes a discount rate of 6.0% and the applicable mortality table pursuant to Internal Revenue Service Notice 2008-85. The Pension Equity Plan and Benefits Restoration Plan benefits are computed as lump sums that are immediately payable and there is no discounting required. However, since the Supplemental Plan benefits are offset for benefits payable from the Pension Equity Plan, the Pension Equity Plan lump sum amount for Messrs. Shattuck and Wallace was projected to age 62 using 4% interest (pursuant to the Pension Equity Plan) and then converted to an annuity using a discount rate of 6.0%.
[3]

As discussed in Supplemental retirement benefits in Compensation Discussion and Analysis, in December 2008, the Compensation Committee approved an amendment to the Supplemental Plan that entitled Mr. Wallace to receive a one-time lump sum payment of his Supplemental Plan benefits on a date certain while continuing to work full time for Constellation Energy. The Committee approved this amendment to induce Mr. Wallace, who was planning to retire, to instead accept the increased responsibilities required of his new Vice Chairman position and to take on the additional role of primary point of contact with EDF executives. Therefore, the amendment permitted Mr. Wallace to continue to provide critical executive management leadership to Constellation Energy rather than be forced to terminate employment to receive his supplemental retirement benefits. As permitted under the rules adopted under Section 409A of the Internal Revenue Code, Mr. Wallace elected in 2008 to receive the one-time lump sum payment on April 1, 2009. As a result of this change, after receipt of the one-time payment under the Supplemental Plan, Mr. Wallace will no longer continue to accrue benefits under the Supplemental Plan and he also will not accrue any benefits under the Benefits Restoration Plan. Further, he will forgo any enhancements to any pension benefits under his change-in-control severance agreement. Mr. Wallace received a Supplemental Plan lump-sum benefit distribution of $10,289,400 in April 2009. The benefit was computed based on the terms of the Supplemental Plan by converting to a lump-sum as of April 1, 2009, his annuity payable at age 62, reduced by 2% for early receipt six months prior to age 62, and using a discount rate of 3.18% (average of the monthly 30-year Treasury rates for October, November and December 2008 less 0.50%).

[4]

Mr. Yoskowitz ceased to participate in the pension plans upon his employment termination in October 2008. In January 2009, Mr. Yoskowitz received the vested accumulated benefit under the Pension Equity Plan in the amount of $111,900. Mr. Yoskowitz’s vested accumulated balance under the Benefits Restoration plan is subject to a six month delay under Internal Revenue Code 409A regulations. In May 2009, he will receive a benefit under the Benefits Restoration Plan of $611,600, which, pursuant to the terms of the plan, includes 4% interest on his accumulated balance for the six month delay period.

Nonqualified Deferred Compensation

Constellation Energy sponsors the Nonqualified Deferred Compensation Plan that provides the opportunity for eligible employees, including the named executive officers, to defer certain compensation including base salary and short-term incentive awards. Under the Plan, eligible employees may defer up to 15% of base salary below the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans), up to 85% of base salary above the Internal Revenue Service compensation limit and up to 100% of annual incentives. Under the plan, Constellation Energy matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit using the same matching formula as under the Constellation Energy qualified 401(k) savings plan (match of 50% up to the first 6% of employee salary deferral).

Nonqualified Deferred Compensation Plan participants may elect to invest their plan account balances in investment options that substantially mirror the qualified employee 401(k) plan options. However, unlike the 401(k) plan, there is no option to invest in Constellation Energy common stock in the Nonqualified Deferred Compensation Plan.

Plan participants do not pay income taxes on amounts deferred, company contributions, or earnings thereon, until those amounts are distributed from the Nonqualified Deferred Compensation Plan. A participant’s benefits under the Nonqualified Deferred Compensation Plan always are fully vested and are payable after employment termination. Benefits are paid in a lump sum unless a participant elects annual installments.

The named executive officers’ Nonqualified Deferred Compensation Plan accounts are summarized below:

	Nonqualified Deferred Compensation
Name (a)	Executive Contributions in Last Fiscal Year ($)[1] (b)	Company Contributions in Last Fiscal Year ($)[2] (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions During 2008 ($) (e)	Aggregate Balance as of 12/31/2008 ($)[3] (f)
M. A. Shattuck	63,623	31,812	(2,108,829)	—	4,895,673
J. R. Collins	10,200	5,100	(1,899)	—	13,401
J. W. Thayer	—	—	—	—	—
H. B. Barron	—	—	—	—	—
B. L. Boultwood	—	—	—	—	—
M. J. Wallace	18,600	9,300	(138,054)	—	261,412
I. B. Yoskowitz[4]	18,231	4,515	(26,964)	—	54,482

Notes to 2008 Nonqualified Deferred Compensation Table:

[1]	For participating executives the total amount of executive contributions is reflected in the Salary column of the 2008 Summary Compensation Table.
[2]	Company contributions are also included in the Company Matching Contributions column in footnote 14 to the 2008 Summary Compensation Table.
[3]

All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in this proxy statement or in prior years’ proxy statements for those executives who were named executive officers in such prior years.

[4]	Mr. Yoskowitz has elected to receive payment of his balance in ten equal annual installments starting in 2016.

Potential Post-Employment Payments

Constellation Energy has entered into certain agreements and maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control transaction. Generally under our plans, a change in control is deemed to have occurred upon:

•

a change in the composition of the Board of Directors such that the existing Board or persons who were approved by two-thirds of directors or their successors on the existing Board no longer constitute a majority;

•	the acquisition by a person of 20% or more of Constellation Energy’s voting securities;

•	the completion of certain mergers, consolidations, share exchanges or similar transactions involving Constellation Energy;

•	the completion of the sale of all or substantially all of the assets of Constellation Energy; or

•	the approval by shareholders of a liquidation or dissolution of Constellation Energy.

Employment Termination or Change in Control Scenarios

Voluntary/involuntary with cause. There would be no accelerated vesting or incremental payments if the named executive officer separates from service in this manner.

Involuntary without cause. Generally, if a named executive officer separates from service in this manner, he or she would receive a cash severance benefit, a pro rata cash payout of his or her short-term incentive award and a pro rata payout of certain outstanding service-based restricted stock and/or performance units. Computation of these benefits is described in more detail beginning on page 51.

Additionally, pursuant to the terms of the Supplemental Plan, separation in this manner is an entitlement event for Messrs. Shattuck and Wallace, and they would receive the net accrued supplemental benefit as of the date of the entitlement event. Without this entitlement event, no payment would be made to Mr. Shattuck until he becomes eligible to retire.

As discussed in Compensation Discussion and Analysis, Mr. Wallace has elected to receive payment of benefits under the Supplemental Plan effective April 1, 2009. This will make him ineligible to receive additional accrued benefits based on an entitlement event after that date.

Change in control. Pursuant to the terms of Constellation Energy’s long-term incentive plans, vesting of outstanding equity awards will accelerate as described in Treatment of outstanding long-term incentive awards on page 52.

Change in control with qualifying termination. Each of Messrs. Shattuck, Collins, Barron and Wallace is a party to a change in control agreement with Constellation Energy. Including the named executive officers, there are a total of six executive officers who have a change in control agreement with Constellation Energy.

If the employment of Messrs. Shattuck or Wallace terminates at any time during the two-year period following completion of a change in control transaction and it is a qualifying termination (which is termination of employment by Constellation Energy without cause or resignation by the executive with good reason), the executive would become entitled to receive the following additional payments and benefits:

•

a lump-sum cash severance payment equal to three times the sum of (i) his then-current annual base salary or his annual base salary at the time of the change in control transaction, whichever is higher, plus (ii) his average annual incentive bonus (calculated as the average of his two highest annual incentive bonus amounts in the past five years, measured from the date of the change in control transaction or the date of termination of employment, whichever is higher);

•

a lump-sum cash payment in respect to enhanced supplemental retirement benefits under Constellation Energy’s Supplemental Plan, calculated as of the date of termination or change in control transaction, whichever is greater, by (a) waiving any age and service eligibility requirements, (b) using a deemed average annual incentive bonus amount in lieu of any other annual incentive bonus amount, (c) adding three years of executive level service to his actual service, and (d) for the purposes of computing the present value of the benefit that otherwise would be paid to him at age 62, adding three years to his age; and

•	health and life insurance benefits for three years and thereafter health coverage at prevailing retiree medical rates.

As discussed in Supplemental retirement benefits in Compensation Discussion and Analysis, Mr. Wallace has elected to receive payment of benefits under the Supplemental Plan effective April 1, 2009. This will make him ineligible to receive additional Supplemental Plan benefits based on a change in control after that date.

If the employment of Messrs. Collins or Barron terminates at any time during the two-year period following completion of a change in control transaction and it is a qualifying termination, the executive would become entitled to the following additional payments and benefits:

•

a lump-sum cash severance payment equal to two times the sum of (i) his then-current annual base salary or his annual base salary at the time of the change in control transaction, whichever is higher, plus (ii) his average annual incentive bonus (calculated as the average of his two highest annual incentive bonus amounts in the past five years, measured from the date of the change in control transaction or the date of termination of employment, whichever is higher);

•

a lump-sum cash payment in respect to enhanced supplemental retirement benefits under Constellation Energy’s Benefits Restoration Plan, calculated as of the date of termination or change in control transaction, whichever is greater, by (a) waiving any age and service eligibility requirements, (b) using a deemed average annual incentive bonus amount in lieu of any other annual incentive bonus amount, and (c) adding two years of executive level service to his actual service; and

•	health and life insurance benefits for two years and thereafter health coverage at prevailing retiree medical rates.

If a named executive officer who is party to a change in control agreement would be subject to the excise tax as a result of Section 280G of the Internal Revenue Code, and is required to make a payment due to the application of this section, the named executive officer will receive a gross-up payment such that he or she is placed in the same after-tax position as if no excise tax had been imposed. In addition, Constellation Energy has the right to delay payments to comply with Section 409A of the Internal Revenue Code and the obligation to notify the named executive officer if a payment would be subject to Section 409A, as well as to negotiate reasonably and in good faith to amend the terms of the arrangements between the named executive officer and Constellation Energy to comply with Section 409A of the Internal Revenue Code. Constellation Energy has also agreed not to take actions (without the named executive officer’s written consent) that would expose any benefits or payments to the named executive officer to additional taxes under Section 409A of the Internal Revenue Code and to hold the named executive officer harmless for any action Constellation Energy may take in violation of these obligations.

Under the terms of their change in control agreements, the named executive officers would receive a grant of replacement options to purchase a number of shares of Constellation Energy common stock equal to the number of shares subject to options that the named executive officer holds and that are actually cancelled upon completion of a change in control transaction. The replacement options would be subject to the same vesting terms and expiration dates as options that were canceled, except that (a) the exercise price of the replacement options would be the higher of the exercise price of the canceled options or the fair market value of the Constellation Energy common stock at the time the replacement options are granted and (b) the replacement options would have the same vesting terms that the canceled options had prior to any vesting acceleration as a result of the change in control transaction. The replacement options would automatically vest if, within two years following the completion of a change in control transaction, Constellation Energy terminates the named executive officer’s employment without cause or the named executive officer resigns for good reason (in each case, as defined in the change in control agreement).

Mr. Thayer, who is not party to a change in control agreement, would receive benefits pursuant to his agreement described in Employment, severance and other agreements in Compensation Discussion and Analysis which entitles him to payment of the full minimum guaranteed 2008 Bonus and 2009 Bonus, an amount equal to his monthly base salary rate for a period of 12 months in lieu of a cash severance benefit and continuation of health benefits at employee rates for 12 months. Computation of these benefits is described in more detail below where the applicable provisions of the benefit plans are summarized.

Ms. Boultwood, who is also not party to a change in control agreement, would receive payments pursuant to the change in control provisions contained in benefit plans that address such an event. In general, under the severance plan she would receive a cash severance benefit and a pro rata cash payout of her annual incentive award. Computation of these benefits is described in more detail below where the applicable provisions of the benefit plans are summarized. Under the severance plan, she would also be entitled to a subsidy of COBRA costs for six months, twelve months of outplacement assistance and up to $3,000 in educational assistance.

For each of the named executive officers, long-term incentive award payouts would be made consistent with the provisions described below.

Death. Generally, if a named executive officer terminates in this manner, the only incremental payments relate to life insurance benefits and outstanding long-term incentive awards.

Disability. Generally, if a named executive officer terminates in this manner, the only incremental payments relate to disability benefits and outstanding long-term incentive awards.

Normal retirement. None of the named executive officers are eligible for normal retirement as of December 31, 2008.

Early retirement. Only Mr. Wallace, who became eligible as of January 2005, is eligible for early retirement as of December 31, 2008.

Benefit Plan Provisions Related to Employment Termination or Change in Control

Severance plan. The plan provides a cash severance benefit equal to two weeks of eligible pay per year of service with a minimum of 26 weeks and a maximum of 52 weeks. Eligible pay includes (i) the named executive officer’s then current weekly base salary, plus (ii) the named executive officer’s average annual incentive bonus (calculated as the average of the executive’s two most recent incentive bonus amounts paid) expressed as a weekly amount. The cash severance benefit is payable in biweekly installments. Since Ms. Boultwood is not party to a change in control agreement, she would become entitled to a severance benefit under this plan upon a qualifying termination following a change in control transaction. Messrs. Shattuck, Collins, Barron and Wallace are not entitled to a severance benefit under this plan in the event of a change in control since they would receive a severance benefit pursuant to their change in control agreements. Mr. Thayer would not be entitled to benefits under this plan. As discussed in Employment, severance and other agreements in Compensation Discussion and

Analysis, he will receive benefits based on the agreement he entered into in October 2008 which provides the following: (i) payment of the 2008 Bonus and 2009 Bonus payable at the same time such bonuses would have otherwise been paid, (ii) an amount equal his monthly base salary rate which would continue to be paid monthly for a period of 12 months following his termination, and (iii) continuation of health benefits at employee rates for 12 months, which would discontinue if he obtained employment that offers group health benefits.

Treatment of outstanding long-term incentive awards. The named executive officers have outstanding long-term incentive awards under Constellation Energy’s long-term incentive plans. These plans include provisions for treatment of outstanding awards under employment termination or change in control scenarios as summarized below.

Stock Options. Under most termination scenarios, unexercisable (unvested) options would be forfeited. In the event of retirement, with respect to options granted before 2008, unexercisable (unvested) would be forfeited. Pursuant to an amendment approved by the Compensation Committee in February 2008 for options granted in 2008 and thereafter, options continue to vest and vested options are exercisable until the earlier of five years after the date of retirement or the option term. Under a change in control with or without a qualifying termination, vesting would accelerate and unvested options would become exercisable and, under certain plans, paid out in cash.

With respect to Mr. Wallace, pursuant to terms approved by the Compensation Committee in July 2007 that were intended to induce him to remain employed with Constellation Energy at least through 2008, for options granted before 2008, upon termination a pro rata portion of the unvested options awarded will vest based on months of service as of the effective date of such termination. All vested options will remain outstanding until the expiration of the option term.

Service-Based Restricted Stock. Under a termination that is voluntary or involuntary with cause, unvested awards would be forfeited. Under a termination that is involuntary without cause or in the event of retirement, death or disability, awards would vest on a pro rata basis. Under a change in control with or without a qualifying termination, awards would vest immediately.

Performance Units. Under a termination that is voluntary or involuntary with cause, unvested performance units would be forfeited. Under a change in control with or without a qualifying termination, performance units would vest on a pro rata basis based on months of service during the performance period and the vested units would be paid out assuming maximum performance. For performance units granted in 2008 and thereafter, in the event of retirement, a pro rata portion (based on service during the performance period) of the performance unit award will payout at the end of the performance period based on actual performance. Under other scenarios, performance units would vest on a pro rata basis, but would be paid out assuming target performance if actual performance through the termination date is at or above target; provided, however, that beginning in 2009, Constellation Energy will apply a standard treatment for payment of outstanding performance units so that performance units vest on a pro rata basis, but will be paid out at the end of the performance period based on actual performance, capped at the pro rata target amount.

With respect to Mr. Wallace, pursuant to terms approved by the Compensation Committee in July 2007, in the event he is terminated without cause or in the case of death or disability, a pro rata portion of the performance units granted in 2008 will vest based on service during the performance period and payout will be at target if Constellation Energy’s performance is at or above target at the time of such termination. If performance is below target then the performance units are forfeited. If Mr. Wallace terminates employment for any reason after December 31, 2008 he will be entitled to a pro rata payout of performance units at the end of the performance period based on actual performance.

Supplemental long-term disability plan. If the named executive officer elects disability insurance coverage under the standard employee disability insurance plan, he or she will be covered under the supplemental long-term disability plan for that part of eligible pay that exceeds $200,000 (which is the maximum eligible pay under the standard employee plan) based on the coverage level in the employee plan. Unlike the employee plan which provides tax-free benefits, the supplemental plan benefit is taxable. The maximum benefit under this plan is capped at $25,000 per month.

In-service death benefit. In addition to the company-paid insurance offered under Constellation Energy’s employee life insurance program (one times base salary), the named executive officers are provided with a supplemental death-related benefit. If a named executive officer’s death occurs while an active employee, a lump sum payment equal to annualized base salary at the time of death grossed-up to cover federal and state income tax withholding will be paid to the executive’s beneficiary.

Health benefits. Mr. Shattuck is entitled to a one-time payment of approximately $21,800, which is equal to the present value of the retiree health subsidy he might have received had he met the retiree health plan’s eligibility criteria, if he is not eligible for retiree health coverage at the time of separation for any reason, which would include voluntary or involuntary termination, death or disability.

Supplemental benefits plan. Each executive is also entitled to personal financial, tax and estate planning benefits that continue during the year of retirement or death plus the next two calendar years. The planning benefit is grossed-up to cover federal and state income tax withholding. Beginning in 2009, these benefits will no longer be grossed up.

Receipt of the severance benefits described above is subject to the execution by the executive of a release of claims against Constellation Energy.

The amount of incremental compensation payable to each named executive officer under the employment termination and change in control scenarios is summarized in the following table:

Potential Post-Employment Payments
	Cash Severance ($)[1]	Acceleration of Equity Awards ($)[2]	Enhanced Nonqualified Pension ($)		Health and Welfare Benefits ($)[7]	Supplemental Disability Benefits ($)[8]	In-Service Death Benefits ($)[9]	Perquisites ($)[10]	Tax Gross-up on Benefits/ Perquisites ($)[11]	280G Tax Gross-up ($)[12]
M.A. Shattuck III
Voluntary/Involuntary with cause	—	—	—		21,800	—	—	—	—	—
Involuntary without cause	3,275,000	—	33,447,000	[3]	21,800	—	—	—	—	—
Change in Control	—	8,166,667	—		—	—	—	—	—	—
Change in Control with qualifying termination	18,150,000	8,166,667	44,087,000	[3]	72,200	—	—	—	—	17,110,000
Death	—	—	41,427,000	[3]	21,800	—	1,300,000	45,000	1,094,696	—
Disability	—	—	—		21,800	600,000	—	—	—	—
J.R. Collins
Voluntary/Involuntary with cause	—	—	—		—	—	—	—	—	—
Involuntary without cause	1,070,021	—	—		—	—	—	—	—	—
Change in Control	—	900,000	—		—	—	—	—	—	—
Change in Control with qualifying termination	2,700,000	900,000	732,000	[4]	75,000	—	—	—	—	2,317,000
Death	—	—	—		—	—	400,000	30,000	349,977	—
Disability	—	—	—		—	600,000	—	—	—	—
J. W. Thayer
Voluntary/Involuntary with cause	—	—	—		—	—	—	—	—	—
Involuntary without cause	1,000,000	—	—		12,500	—	—	—	—	—
Change in Control	—	280,000	—		—	—	—	—	—	—
Change in Control with qualifying termination	1,000,000	280,000	—		12,500	—	—	—	—	—
Death	—	—	—		—	—	400,000	30,000	349,977	—
Disability	1,000,000	—	—		—	600,000	—	—	—	—
H. B. Barron
Voluntary/Involuntary with cause	—	—	—		—	—	—	—	—	—
Involuntary without cause	287,500	258,270	—		—	—	—	—	—	—
Change in Control	—	545,770	—		—	—	—	—	—	—
Change in Control with qualifying termination	3,450,000	545,770	449,000	[5]	44,100	—	—	—	—	2,920,000
Death	—	258,270	—		—	—	575,000	45,000	504,618	—
Disability	—	258,270	—		—	—	—	—	—	—
B. L. Boultwood
Voluntary/Involuntary with cause	—	—	—		—	—	—	—	—	—
Involuntary without cause	130,000	—	—		—	—	—	—	—	—
Change in Control	—	86,667	—		—	—	—	—	—	—
Change in Control with qualifying termination	130,000	86,667	—		—	—	—	—	—	—
Death	—	—	—		—	—	260,000	30,000	236,031	—
Disability	—	—	—		—	72,000	—	—	—	—
M. J. Wallace
Voluntary/Involuntary with cause	—	—	7,349,000	[6]	—	—	—	—	—	—
Involuntary without cause	1,025,000	—	7,349,000	[6]	—	—	—	—	—	—
Change in Control	—	1,500,000	—		—	—	—	—	—	—
Change in Control with qualifying termination	6,150,000	1,500,000	12,031,000	[6]	63,800	—	—	—	—	—
Early Retirement	—	—	7,798,000	[6]	—	—	—	45,000	36,626	—
Death	—	—	7,798,000	[6]	—	—	540,000	45,000	476,132	—
Disability	—	—	7,798,000	[6]	—	600,000	—	—	—	—

(See Notes to table on next page)

Notes to Potential Post-Employment Payments Table:

[1]

Reflects cash payout of eligible pay calculated pursuant to the severance plan described on page 51 or the change in control agreements described beginning on page 49, except for Mr. Thayer who would receive a payout of his annual salary and his 2009 minimum guaranteed bonus pursuant to his agreement described in Employment, severance and other agreements in Compensation Discussion and Analysis on page 33.

[2]

Reflects the value of equity where vesting is accelerated by the triggering event as described beginning on page 52. For stock options, this represents the in-the-money value as of December 31, 2008 (zero based on stock option prices exceeding the closing price of Constellation Energy common stock on December 31, 2008). For stock awards, this represents the fair market value of shares using $25.09 (closing price per share of Constellation Energy common stock on December 31, 2008).

[3]

For involuntary termination without cause, reflects Mr. Shattuck’s accumulated benefits that are incremental to his vested Benefits Restoration Plan benefits described on page 44. Benefits are calculated using a discount rate of 3.95%. The discount rate is the average of the monthly 30 year treasury rates for July, August, and September 2008 less 0.50% pursuant to the provisions of the Supplemental Plan. For change in control with qualifying termination, the same assumptions are used except that Mr. Shattuck’s total benefit entitlement reflects three years added to age and service as of December 31, 2008.

[4]

For change in control with qualifying termination, reflects Mr. Collins’ accumulated benefits that are incremental to his vested Benefits Restoration Plan benefits described on page 46. Assumptions used are pursuant to the provisions of the Benefit Restoration Plan and the total benefit entitlement reflects two years added to age and service as of December 31, 2008.

[5]

For change in control with qualifying termination, reflects Mr. Barron’s accumulated benefits that are incremental to his Benefits Restoration Plan benefits described on page 46. Assumptions used are pursuant to the provisions of the Benefit Restoration Plan and the total benefit entitlement reflects two years added to age and service as of December 31, 2008.

[6]

For change in control with qualifying termination, reflects Mr. Wallace’s accumulated benefits that are incremental to his vested Supplemental Plan benefits described on page 46. Benefits are calculated using a discount rate of 3.95%. The discount rate is the average of the monthly 30 year treasury rates for July, August, and September 2008 less 0.50% pursuant to the provisions of the Supplemental Plan and the total benefit entitlement reflects three years added to age and service as of December 31, 2008. Effective April 1, 2009 when Mr. Wallace received a payout of his Supplemental Plan benefits, as explained in footnote 3 of the Pension Benefits Table, he was no longer eligible for Supplemental Plan benefits under his change in control agreement.

[7]

Reflects the cost of continuation of health and dental benefits during the period specified in the change in control agreements. For Mr. Shattuck, also reflects lump sum payment toward health care costs in the event that Mr. Shattuck terminates prior to obtaining eligibility for retiree health. For Mr. Thayer, reflects the cost to the company of continuation of health benefits at employee rates for 12 months

[8]

Reflects the named executive officer’s estimated supplemental long-term disability benefit that is incremental to the standard employee long-term disability plan and which is capped at $25,000 per month. Value was estimated assuming continuation of eligible pay for 24 months.

[9]	In-service death benefit of one times base salary, as described on page 53.
[10]	Reflects estimate of three years of personal financial, tax and estate planning benefits that may be paid pursuant to the supplemental benefits plan described on page 53.

[11]

Reflects the tax gross-up on in-service death benefit and the tax gross-up on three years of personal financial, tax and estate planning benefits. Beginning in 2009, these benefits will no longer be grossed up.

[12]

Assumes change in control with qualifying termination on December 31, 2008. Value of accelerated equity was determined using $25.09 (closing price per share of Constellation Energy common stock on December 31, 2008).

Termination of Named Executive Officer

Under the terms of separation agreed to by Mr. Yoskowitz and Constellation Energy related to the termination of his employment by Constellation Energy in October 2008, Mr. Yoskowitz received the following:

Separation payment	$4,750,000
Lump sum for medical coverage (including tax gross-up)	$90,788

This severance was the result of negotiations with Mr. Yoskowitz during the period in which Constellation Energy was under an agreement with MidAmerican which was expected to result in a change in control. Among other benefits Mr. Yoskowitz would have received if his employment had been terminated in connection with a change in control with an assumed closing date of June 30, 2009, he would have received a $6 million cash severance payment, an accelerated payout on outstanding performance units of $1.4 million, a pro-rata maximum annual incentive award payment of $825,000 and an enhancement of his Benefits Restoration Plan benefit totaling $1.2 million. In return for the severance payment, Mr. Yoskowitz entered into an agreement with Constellation Energy that settled all outstanding compensation and benefit issues with respect to his employment with and immediate exit from Constellation Energy, and cancelled all of his existing options and performance units, with the exception of options that were granted as part of his initial employment offer (as described in the next paragraph), and he released Constellation Energy from future claims. As part of this agreement, Mr. Yoskowitz is eligible to continue his company-provided health benefits pursuant to COBRA until December 2010 for himself and October 2014 for his spouse, provided he elects COBRA coverage and pays the applicable premium and provided that coverage may be terminated if Mr. Yoskowitz or his spouse obtain health coverage in connection with subsequent employment.

Options to purchase 163,830 shares of common stock granted in June 2005, all of which are vested, will continue to be exercisable until June 1, 2015 pursuant to Mr. Yoskowitz’s original employment offer.

Director Compensation

Constellation Energy does not pay directors who are also employees of Constellation Energy or its subsidiaries for their service as directors.

On a biannual basis, the Compensation Committee has retained a compensation consultant to benchmark our outside directors’ mix of compensation and amount of each element of compensation to the outside director compensation of various peer groups at the 50th percentile.

In the fall of 2008, Exequity performed the biannual director compensation benchmark study. Exequity recommended reducing the number of peer groups to two by discontinuing the use of the cross-board peer group. Exequity reported that use of such a peer group is not a prevalent practice and pay comparability among this group is not normally a driving consideration in the Board selection process. Exequity further recommended narrowing the group of approximately 400 general industry companies used in previous benchmarking analysis to include a smaller group of companies that are more closely aligned with Constellation Energy’s revenue size, which is a more prevalent practice for benchmarking director compensation. The peer groups used in benchmarking director compensation are described below.

•	a peer group of 15 energy companies (Energy Peers) that represents the group of companies that is used by management to evaluate operational and financial performance for non-compensatory purposes:

Allegheny Energy, Inc.	Entergy Corporation	PPL Corporation
American Electric Power Company, Inc.	Exelon Corporation	Progress Energy, Inc.
Dominion Resources, Inc.	FirstEnergy Corporation	Public Service Enterprise Group, Inc.
Duke Energy Corporation	FPL Group Inc.	The Southern Company
Edison International	PG&E Corporation	Sempra Energy

•

a peer group of 30 companies from general industry with comparable revenue size (General Industry Peers); representing the 15 S&P 500 companies next larger and the 15 S&P 500 companies next smaller than Constellation Energy in revenues.

Washington Mutual	Wyeth	Staples
Humana	Electronic Data Systems	Bristol-Myers Squibb
Countrywide Financial	International Paper	Capital One Financial
3M	Tesoro	Occidental Petroleum
Merck	Raytheon	Tyco International
Apple	Coca-Cola	Exelon
Deere	U.S. Bancorp	TJX Companies
Schlumberger	J.C. Penney	Eli Lilly
McDonald’s	Goodyear Tire & Rubber	Murphy Oil
Emerson Electric	Whirlpool	Express Scripts

At the request of the Compensation Committee, Exequity reported the results of its benchmarking study to the Committee in October 2008 and Exequity recommended increases to compensation that were in line with both peer groups. At that time, the Committee elected to make no changes to director compensation.

In 2008, non-employee directors received the following compensation:

•	$50,000 annual retainer, an additional $10,000 annual retainer for the audit committee chairman and an additional $5,000 annual retainer for each other committee chairman,

•	a common stock award with a value of approximately $85,000, which is subject to pro rata forfeiture if board service ceases during the year,

•	$1,500 fee for each meeting of the Board of Directors or a Board of Directors committee attended, and

•	reasonable travel expenses to attend meetings.

The following table sets forth a summary of the 2008 director compensation:

	Director Compensation
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)[3]	Total ($) (h)
Douglas L. Becker	80,000	85,000	—	—	—	—	165,000
Anne C. Berzin[1]	86,333	77,917	—	—	—	—	164,250
James T. Brady	106,500	85,000	—	—	—	500	192,000
Edward A. Crooke[2]	54,333	56,667	—	—	—	—	111,000
James R. Curtiss	104,500	85,000	—	—	—	—	189,500
Yves C. de Balmann	96,500	85,000	—	—	—	10,000	191,500
Freeman A. Hrabowski III	96,500	85,000	—	—	—	10,000	191,500
Nancy Lampton	95,000	85,000	—	—	—	—	180,000
Robert J. Lawless	103,000	85,000	—	—	—	—	188,000
Lynn M. Martin	105,500	85,000	—	—	—	3,000	193,500
John L. Skolds	108,500	85,000	—	—	—	—	193,500
Michael D. Sullivan	103,000	85,000	—	—	—	10,000	198,000

Notes to 2008 Director Compensation Table:

[1]	Ms. Berzin joined the Board in February 2008.

[2]	Mr. Crooke was a member of the Board of Directors until his death in August 2008.

[3]	Includes all contributions made by Constellation Energy to accredited higher education institutions or charitable organizations under Constellation Energy’s matching gift program.

Stock awards granted to directors are fully vested at the end of the year of the grant. Therefore, at December 31, 2008, there are no outstanding unvested equity awards. The number of shares of Constellation Energy common stock and deferred stock units owned by each director is disclosed in Stock Ownership of Directors and Executive Officers on page 19.

Directors have the opportunity to elect to defer some or all of their retainers in deferred stock units or in a cash account, and to defer some or all of their fees in a cash account. Directors may also defer their common stock award in deferred stock units. Deferred stock units are bookkeeping entries that track the performance of Constellation Energy common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation Energy common stock price changes, dividends, stock splits and other capital changes. At the end of their Constellation Energy board service, directors receive cash based on the value of their deferred stock units.

The director compensation program for 2009 is unchanged from 2008.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis beginning on page 21 with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2009 annual meeting of shareholders.

Robert J. Lawless, Chairman	Lynn M. Martin
Douglas L. Becker	Michael D. Sullivan
Freeman A. Hrabowski, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Constellation Energy’s directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Constellation Energy common stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the Constellation Energy directors and executive officers, all required filings were timely made in 2008, except that one Form 4 reporting a purchase of shares of common stock by Ms. Lampton was filed late.

PROPOSAL NO. 2: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2009

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify PricewaterhouseCoopers LLP as Constellation Energy’s independent registered public accounting firm for the year 2009 requires the affirmative vote of a majority of the votes cast by holders of shares of Constellation Energy common stock present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

General

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of Constellation Energy for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has been Constellation Energy’s independent auditors since 1941. A member of PricewaterhouseCoopers LLP will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions. If the shareholders fail to ratify PricewaterhouseCoopers LLP as the independent registered public accounting firm, the Audit Committee will reconsider its selection.

Fees

Below is a breakdown of fees paid to PricewaterhouseCoopers LLP in 2007 and 2008:

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2007	$9,305,116	$873,717	$—	$8,130
2008	$10,887,061	$1,349,056	$—	$14,010

For 2008, the Audit-Related Fees category includes fees incurred in connection with other services related to our annual audit and interim reviews including services relating to the MidAmerican merger that was ultimately terminated, the execution of the transactions with EDF, audits of unconsolidated entities in which we have an investment, audits of employee savings plans and services related to BGE regulatory matters. For 2007, this category includes fees incurred in connection with other services related to our annual audit and interim reviews including audits of unconsolidated entities in which we have an investment, audits of employee savings plans, due diligence for a business acquisition and services related to BGE regulatory matters. The All Other Fees category consists of fees incurred in connection with certain software subscriptions in 2007 and 2008 and with services related to a gross receipts tax matter in 2008.

Additionally, in 2008 and 2007, approximately $97,000 and $103,000, respectively, of fees were incurred in connection with audits of employee pension plans, which were paid by the pension plan trusts and not included in the table above.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Constellation Energy’s independent registered public accounting firm. As part of this responsibility, the Audit Committee has adopted an Audit and Non-Audit Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. All services to be provided by the independent registered public accounting firm as well as the related fees must be pre-approved by the Audit Committee and all such services and fees were pre-approved in 2007 and 2008. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the Committee. In no event may pre-approval authority be delegated to Constellation Energy management. In the course of carrying out its responsibilities, the Audit Committee considers whether services proposed to be performed by the independent registered public accounting firm are consistent with the rules promulgated by the Securities and Exchange Commission on auditor independence. The Audit Committee also considers the independent registered public accounting firm’s familiarity with Constellation Energy’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Constellation Energy’s ability to manage or control risk or improve audit quality.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR NEXT YEAR

For inclusion in next year’s proxy statement: Any Constellation Energy shareholder who desires to include a proposal in the proxy statement for the 2010 annual meeting must deliver it so that it is received by December 30, 2009. In addition, a shareholder must meet all requirements under the rules of the SEC necessary to have a proposal included in Constellation Energy’s proxy statement.

For presentation at the next annual meeting of shareholders: Under the Constellation Energy bylaws, any shareholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2010 annual meeting must deliver the proposal so it is received by February 13, 2010. However, if the date of the 2010 annual meeting is changed so that it is more than 30 days earlier or more than 60 days later than May 29, 2010, any such proposals must be delivered not more than 120 days prior to the 2010 annual meeting and not less than the later of (1) 90 days prior to the 2010 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2010 annual meeting.

Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Group, Inc., 100 Constellation Way, Suite 1800P, Baltimore, Maryland 21202. Proposals will not be accepted by facsimile.

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 29, 2009

COMMON STOCK

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 29, 2009:

The Proxy Statement and 2008 Annual Report are available at

www.constellation.com/proxymaterials

i Please detach along perforated line and mail in the envelope provided. i

  ¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	THE ELECTION OF DIRECTORS FOR A TERM TO EXPIRE IN 2010.						THE ELECTION OF DIRECTORS CONTINUED

		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
	Yves C. de Balmann	☐	☐	☐			Mayo A. Shattuck III	☐	☐	☐
	Ann C. Berzin	☐	☐	☐			John L. Skolds	☐	☐	☐
	James T. Brady	☐	☐	☐			Michael D. Sullivan	☐	☐	☐
	James R. Curtiss	☐	☐	☐		2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐
	Freeman A. Hrabowski, III	☐	☐	☐
	Nancy Lampton	☐	☐	☐
	Robert J. Lawless	☐	☐	☐
Lynn M. Martin	☐	☐	☐	ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http:// www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

							Please check this box if you plan to attend the meeting		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

CONSTELLATION ENERGY GROUP, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2009 AT 9:00 A.M. EASTERN TIME IN THE

SKY LOBBY CONFERENCE ROOM, 750 EAST PRATT STREET

BALTIMORE, MARYLAND

ANNUAL MEETING ADMISSION TICKET

To attend the annual meeting please detach and bring this ticket along with a valid photo ID and present them at the shareholder registration table upon arrival. This ticket is not transferable.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be held on May 29, 2009:

The Proxy Statement and 2008 Annual Report are available at

www.constellation.com/proxymaterials

0	¢

CONSTELLATION ENERGY GROUP, INC.

Common Stock Proxy for Annual Meeting of Shareholders - May 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Mayo A. Shattuck III and Charles A. Berardesco (or their substitutes, or one acting alone in the absence of the other), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote at the annual meeting to be held on May 29, 2009, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any other business that properly comes before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast “FOR” all director nominees and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 29, 2009

CONSTELLATION ENERGY GROUP, INC.

REPRESENTED EMPLOYEE SAVINGS PLAN

FOR NINE MILE POINT

Please sign, date and mail

your voting instructions card

in the envelope provided as

soon as possible.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 29, 2009:

The Proxy Statement and 2008 Annual Report are available at

www.constellation.com/proxymaterials

i Please detach along perforated line and mail in the envelope provided. i

¢	071808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	THE ELECTION OF DIRECTORS FOR A TERM TO EXPIRE IN 2010.						THE ELECTION OF DIRECTORS CONTINUED

		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
	Yves C. de Balmann	☐	☐	☐			Mayo A. Shattuck III	☐	☐	☐
	Ann C. Berzin	☐	☐	☐			John L. Skolds	☐	☐	☐
	James T. Brady	☐	☐	☐			Michael D. Sullivan	☐	☐	☐
	James R. Curtiss	☐	☐	☐		2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐
	Freeman A. Hrabowski, III	☐	☐	☐
	Nancy Lampton	☐	☐	☐
	Robert J. Lawless	☐	☐	☐
	Lynn M. Martin	☐	☐	☐

							Please check this box if you plan to attend the meeting		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Voting Instructions Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

CONSTELLATION ENERGY GROUP, INC.

To Participants in the

Represented Employee Savings Plan for Nine Mile Point (the “Plan”)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on May 29, 2009, are being furnished to you by Constellation Energy Group, Inc. (“Constellation Energy”) on behalf of the Trustee under the Plan.

In accordance with your Plan and the Trust Agreement with the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by May 26, 2009.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as indicated on the Voting Instructions Card. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Plan Trustee is instructed to vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instructions Cards.

Each Plan participant who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

Marcia B. Behlert

Plan Administrator

To attend the annual meeting please detach this portion of the Voting Instructions

Card and present it at the shareholder registration table upon arrival.

0	¢

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of

CONSTELLATION ENERGY GROUP, INC.

TO:	T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE REPRESENTED EMPLOYEE SAVINGS PLAN FOR NINE MILE POINT.

I hereby instruct T. Rowe Price Trust Company, as directed Trustee under the Represented Employee Savings Plan for Nine Mile Point (the “Plan”), to vote by proxy, all shares of common stock of Constellation Energy credited to my account under the Plan at the annual meeting of shareholders of Constellation Energy to be held on May 29, 2009, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement), and Mayo A. Shattuck III and Charles A. Berardesco (or their substitutes, or one acting alone in the absence of the other), in their discretion shall vote in person on any other business as may properly come before the annual meeting.

The shares credited to your account will be voted as directed. If the card is not signed, or if the card is not received by May 26, 2009, the shares credited to your account will be voted in the same proportion as directions received from participants. If no instructions are specified on a signed card, the shares credited to your account will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all director nominees and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

CONSTELLATION ENERGY GROUP, INC.

May 29, 2009

CONSTELLATION ENERGY GROUP, INC.

EMPLOYEE SAVINGS PLAN

Please sign, date and mail

your voting instructions card

in the envelope provided as

soon as possible.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 29, 2009:

The Proxy Statement and 2008 Annual Report are available at

www.constellation.com/proxymaterials

i  Please detach along perforated line and mail in the envelope provided. i

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	THE ELECTION OF DIRECTORS FOR A TERM TO EXPIRE IN 2010.						THE ELECTION OF DIRECTORS CONTINUED

		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
	Yves C. de Balmann	☐	☐	☐			Mayo A. Shattuck III	☐	☐	☐
	Ann C. Berzin	☐	☐	☐			John L. Skolds	☐	☐	☐
	James T. Brady	☐	☐	☐			Michael D. Sullivan	☐	☐	☐
	James R. Curtiss	☐	☐	☐		2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐
	Freeman A. Hrabowski, III	☐	☐	☐
	Nancy Lampton	☐	☐	☐
	Robert J. Lawless	☐	☐	☐
	Lynn M. Martin	☐	☐	☐

							Please check this box if you plan to attend the meeting		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Voting Instructions Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

CONSTELLATION ENERGY GROUP, INC.

To Participants in the

Constellation Energy Group Employee Savings Plan (the “Plan”)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions Card for the Annual Meeting of Shareholders, to be held on May 29, 2009, are being furnished to you by Constellation Energy Group, Inc. (“Constellation Energy”) on behalf of the Trustee under the Plan.

In accordance with your Plan and the Trust Agreement with the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by May 26, 2009.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as indicated on the Voting Instructions Card. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Plan Trustee is instructed to vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instructions Cards.

Each Plan participant who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

Marcia B. Behlert

Plan Administrator

To attend the annual meeting please detach this portion of the Voting Instructions

Card and present it at the shareholder registration table upon arrival.

0	¢

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of

CONSTELLATION ENERGY GROUP, INC.

TO:	T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE CONSTELLATION ENERGY GROUP EMPLOYEE SAVINGS PLAN.

I hereby instruct T. Rowe Price Trust Company, as directed Trustee under the Constellation Energy Group Employee Savings Plan (“Plan”), to vote by proxy, all shares of common stock of Constellation Energy credited to my account under the Plan at the annual meeting of shareholders of Constellation Energy to be held on May 29, 2009, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each proposal identified thereon (as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement), and Mayo A. Shattuck III and Charles A. Berardesco (or their substitutes, or one acting alone in the absence of the other), in their discretion shall vote in person on any other business as may properly come before the annual meeting.

The shares credited to your account will be voted as directed. If the card is not signed, or if the card is not received by May 26, 2009, the shares credited to your account will be voted in the same proportion as directions received from participants. If no instructions are specified on a signed card, the shares credited to your account will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all director nominees and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

¢	14475 ¢